Exhibit 10.6

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [***] indicates that information has been redacted.

FIRM FIXED PRICE CONTRACT

Ref: QKDSat.CON.00134.ARQ

BETWEEN

ARQIT LIMITED

AND

QINETIQ SPACE NV

FOR

DELIVERY

OF

QKDSAT SATELLITE PROGRAM

PROPRIETARY NOTICE

The information contained herein is proprietary to both Parties and shall be handled in accordance with Clause 20, Proprietary Information.

Qinetiq/ArQit Contract

TABLE OF CONTENTS

Clause 1 - Definitions	3
Clause 2 – Structure of ESA Contract & Scope of Work	8
Clause 3 - Price	11
Clause 4 - Delivery	15
Clause 5 - Payment	17
Clause 6 - Acceptance	19
Clause 7 – Specific ESA Requirements	20
Clause 8 – Other Customer Rights	21
Clause 9 - Title and Risk of Loss	21
Clause 10 - Warranty	24
Clause 12 - Interparty Waiver of Liability for Launch Services	27
Clause 13 – Insurance	28
Clause 14 - Termination for Convenience	29
Clause 15 - Termination for Default	31
Clause 16 - Excusable Delays and Force Majeure	32
Clause 17 - Permits and Licenses	33
Clause 18 - Compliance with Laws, Permits, and Licences	34
Clause 19 - Access to Work in Progress	35
Clause 20 - Proprietary Information	37
Clause 21 – Intellectual Property Rights	37
Clause 22 - IPR Indemnity	39
Clause 23 – Publicity and Release of Information	40
Clause 24 - Assignment	40
Clause 26 - Changes	41
Clause 27 - Notices & Authorised Representatives	43
Clause 29 - Disputes and Arbitration	44
Clause 31 - Representations	46
Clause 32 - Implied Warranty Disclaimer and Limitation of Liability	47
Clause 33 - Miscellaneous	47

List of Annexes:

1)	Annex A, Price and Payment Schedule
2)	Annex B, QKDSAT Space Segment Statement of Works
3)	Annex C, QKDSAT Space Segment Requirements
4)	Annex D, QKDSAT Space Segment PA Requirements
5)	Annex E, Key Personnel
6)	Annex F, ESA Contract

Execution Version

This Contract (the “Contract”) is made and entered into this 27th day of January2020 (“Effective Date of Contract” or “EDC”) by and between Qinetiq Space NV (“Qinetiq”), a corporation organized and existing under the laws of the state of Belgium, with its offices at Hogenakkerhoekstraat 9, 9150 Kruibeke, Belgium (hereinafter referred to as the "Contractor" or “Qinetiq”) and ArQit Limited, a company organized and existing under the laws of England with its offices at 3 More London Riverside, London SE1 2RE United Kingdom (hereinafter referred to as the "Customer" or “ArQit”) (together the “Parties” or individually a “Party”).

W I T N E S S E T H THAT:

1.	WHEREAS, the Customer desires to procure the Quantum Key Distribution (“QKDSat”) Satellite(s) and associated items, subject to the terms and conditions hereof.

2.	WHEREAS, the Customer has obtained funding to procure the QKDSat Satellite(s) from (i) private investment sources and (ii) from the European Space Agency under a dedicated ARTES Programme element (ARTES Partner), Sub-element 11 with the key objective to validate key QKD technologies.

3.	WHEREAS, on 31 July 2019 the Customer entered into a contract with ESA (ESA Contract No. 4000127860/19/UK.ND Project QKD SAT Phase B/C/D/E) which incorporates the terms and conditions of the GCC and inter alia sets out the provisions under which ESA shall provide partial funding of the Customer’s activities related to the design, development, manufacturing, assembly, integration, verification activities, obtaining of licences, launch of the QKD satellite (“QKDSat”) into a LEO orbit and the deployment and pilot operations of the QKDSat system (“ESA Contract”).

4.	WHEREAS, a key component of the ESA Contract is the provision of the QKDSat Satellite, the subject matter of this Contract.

5.	WHEREAS, the Contractor desires to supply the QKDSat Satellite and associated items, subject to the terms and conditions hereof.

6.	WHEREAS, in consideration for the supply of the QKDSat Satellite, the Customer shall pay the Contractor by way of bifurcated payment streams, comprising (i) funding from ESA which is flowed down from the ESA Contract and is payable under and in accordance with this Contract and (ii) funding from the ArQit private investment sources referenced in Recital (2) which shall be payable under a separate commercial agreement dated on or about the date hereof between the Customer and the Contractor (“Commercial Agreement”).

7.	NOW, THEREFORE THIS CONTRACT WITNESSETH THAT, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree with each other as follows:

Clause 1 - Definitions

1.1 Definitions:

Capitalised terms used and not otherwise defined herein shall have the following meanings:

"Acceptance" means written acknowledgement by the Customer that the Services, or part of them, have been completed in accordance with the Technical Requirements and Service Specification, and "Accept" and "Accepted" shall be construed accordingly.

"Acceptance Certificate" means a certificate issued by the Customer in accordance herein, acknowledging that the Services have met the Acceptance Tests.

“Acceptance Testing” shall mean any Spacecraft level testing carried out in accordance with the terms of, or in the performance of, this Contract whether through a Factory Acceptance Test, In-Orbit Testing or otherwise.

“Background Intellectual Property Rights” means all Intellectual Property Rights not developed under this Contract either prior to or during execution of the Contract which are used by the Customer and/or the Contractor to complete the Contract or required for use of any product, application or result of the Contract.

“Commercial Agreement” shall have the meaning ascribed thereto in Recital (6).

“Constructive Total Loss” shall mean (a) the loss amount or the cumulative loss amount for all partial losses is equal to, or greater than 75% of the amount of insurance; or (b) the Satellite loses 75% of its service capacity as measured by achievable key throughput during the coverage period; or (c) the Satellite is not capable of reaching or maintaining its specified orbit within 180 days after Launch; or (d) the cost of repairing the Satellite equals or exceeds the replacement value of the Satellite.

“Contract” shall mean, unless the context otherwise provides, this Contract between the Contractor and the Customer and all Annexes attached hereto, and any amendments to each of the foregoing.

"Contract Price” shall mean the price set forth in Clause 3 (Price).

"Customer Items" shall mean all equipment, software and all other items provided or to be provided by the Customer to the Contractor, (directly or indirectly) as identified in the Statement of Work as set out in Annex B, QKDSat Space Segment Statement of Work.

“Data and Documentation” shall mean the written information to be supplied by Contractor to Customer in accordance with Annex B of this Contract.

“Deliver” or “Delivery” or “Delivered” shall occur with respect to the Spacecraft upon successful completion of the Pre-Shipment Review, but with respect to all other deliverable items, Delivery shall occur upon the transfer of the item to the Customer or the final acceptance of the item as set forth in the Contract.

“Delivery Date” shall mean the date set out in Clause 4.1.

“Delivery Item” shall mean each item to be delivered as part of the Work (including all Data and Documentation specifically required to be provided to Customer). Where the context permits, as used herein the term “Deliverable Items” shall include and refer not only to the whole of the items listed in Clause 4, but also every component part thereof.

“Direct Competitor” shall mean any person, company or entity that offers to provide the same or substantially similar commercial satellite QKD services and/or products as the Customer.

“EDC” shall mean the Effective Date of Contract.

“ESA” or “the Agency” shall mean the European Space Agency acting through its European Space Research and Technology Centre (“ESTEC”).

“ESA Contract” shall mean the contract between the Customer and ESA dated 31 July 2019 as described in more detail in Recital 3 above.

“ESA Funded Milestone Payments” means the funded amounts received by the Customer from ESA and payable to the Contractor in accordance with this Contract.

“ESA Funded Payment Milestone” means the payment milestones identified in Annex A (Price and Payment Schedule).

"ESA Items" means all equipment, software and all other items provided or to be provided by ESA to the Contractor, (directly or indirectly) as identified in the Statement of Work as set out in Annex B, QKDSat Space Segment Statement of Work

“Equipment” shall mean the Spacecraft and ground station equipment deliverable under this Contract as set forth in Clause 3 (Price).

“Excusable Delay” shall mean a delay to Contract performance under Clauses 16.1 or 16.3 that is beyond the control, fault, or negligence of the Contractor.

“Final Acceptance” shall have the meaning set out in QKDSat Space Segment Statement of Work.

“Force Majeure Events” an event which is, unforeseeable, unavoidable and external at the time of Contract signature, occurs beyond the control of the affected Party and renders the performance of the Contract impossible for the affected Party, including but not limited to: Acts of God, Governmental Administrative Acts or omissions, consequences of natural disasters, epidemics, war hostilities, terrorist attacks.

“Foreground IPR” shall mean Intellectual Property Rights resulting directly from and authored, conceived, developed, reduced to practice or otherwise created during the performance of this Contract including Intellectual Property Rights created under the Contractor’s contracts with its Subcontractors.

“GCC” shall mean the General Clauses and Conditions for ESA Contracts ESA/REG/002, Rev.2.

“Good Industry Practice” shall mean the exercise of that degree of skill, care, prudence, efficiency, foresight and timeliness as would be expected from a market leading provider of the relevant services.

“Intellectual Property” shall mean patents, copyright, designs, trade or service marks (whether or not registered), rights in inventions and confidential information, semiconductor topography rights, database rights or other similar rights in any country and any applications for registration of any of the foregoing.

“Integrated Satellite” shall mean the final integrated satellite ready for launch, comprising all hardware and software elements of the platform, specific satellite level integration, verification and handling procedures as well as the associated satellite level documentation and mathematical models supporting the design as well as the GSE needed to operate the satellite while on-ground.

“Intentional Ignition” shall have the meaning ascribed to it in the Customer’s launch insurance policy or if not defined therein “Intentional Ignition” shall mean the time at which the command signal is sent to ignite the engine of the Launch Vehicle for the purpose of achieving Launch.

“Launch” shall have the meaning ascribed to in the Launch Agreement.

“Launch Agreement” shall mean the agreement entered into between Customer and the Launch Services Agency.

“Launch Services” shall mean the services to be performed by the Launch Services Agency.

“Launch Site” shall mean the physical property used by the Launch Services Agency from which the Spacecraft is launched into orbit.

“Launch Vehicle” shall mean the specified launch vehicle selected by the Customer to be supplied by the Launch Services Agency for the purposes of launching the Spacecraft.

“Launch Services Agency” shall mean the subcontractor selected by the Customer to supply the Launch Services.

“LEOP” means launch and early orbit phase, as described in Annex B, QKDSat Space Segment Statement of Work.

“Major Subcontractor” shall mean any Subcontractor providing an item(s) under this Contract with a price that exceeds one million euros in the aggregate or is critical to delivery.

“Non-Excusable Delay” shall mean a delay in Delivery of the Spacecraft for reasons that are not excusable pursuant to Clause 16.1 or Clause 16.3.

“Payload” shall mean the payload systems to be flown on the Satellite to deliver Quantum Key Distribution services and provided by the Contractor under and in accordance with this Contract. These include the Quantum Sources, Classical and Quantum Optical Communications Equipment, Optical Terminal, Payload Computer & Software and associated items.

“Phase 1” shall have the meaning ascribed thereto in Clause 2.1.

“Phase 2” shall have the meaning ascribed thereto in Clause 2.1.

“Platform” shall mean all infrastructure elements of the Satellite which will accommodate and support function of the Payload.

“QKDSat” shall have the meaning ascribed thereto in Recital 3.

“Qinetiq Launch Services” shall mean the Contractor’s activities at the Launch Site to make ready the satellite for Launch and the control of the satellite during LEOP and in-orbit testing as described in Annex B, QKDSat Space Segment Statement of Work.

“Pre-Shipment Review” shall mean the Review at which the Contractor evidences the Spacecraft’s readiness for Launch and at which Customer agrees with this assertion which shall occur prior to shipment by the Contractor to the Launch Site as set out in greater detail in Clause 6.1 hereof.

“QKDSat Project” is a project under the new ARTES Partner Element and established under Sub-element 11 thereof, and defined in the ESA Contract as having the following aims: (a) to de-risk and optimise the innovative QKD Space and Ground technologies, for cost, performance, quality and security level of the services delivered globally; (b) to gain an early mover advantage by successfully implementing and deploying a space centric QKD infrastructure and delivering QKD services offered through optimised service delivery models and mechanisms; (c) to validate the service proposition and secure market acceptance, by deploying pre-operational QKD services direct to users and quantum networked customers; and (d) to improve commercial adoption and catalyse future opportunities for a European micro satellite platform through product optimisation, qualification and deployment in QKD mission.

“Right of First Refusal” shall mean a contractual right that gives the holder the option to enter into agreement before the one who offered the right is entitled to enter into that transaction with a third party. The ROFR gives the holder the right to match all other offers and best available terms. Only if the entity with the right of first refusal declines to enter into a transaction, the one who offered the right is free to enter into a transaction with another bidder who provided better terms.

“Services” shall mean the services and training provided by Contractor and purchased by Customer under this Contract in accordance with Clause 3 (Price).

“Spacecraft” shall mean the Satellite(s), identified as QKDSat, whose attributes are set out in Annex C. For purposes of this Contract, the term “Spacecraft” is synonymous with the term “Satellite.”

“Spacecraft Mission Life” shall mean the seven year period commencing on the later of the date of the completion of in-orbit testing, or thirty (30) days after Launch.

"Spacecraft System Performance Specification" shall mean the Spacecraft requirements specifications set forth in Annex C, QKDSat Space Segment Requirements.

“Subcontractor” shall mean a subcontractor of the Contractor in relation to the performance of the Contractor’s obligations under this Contract.

“Support Services” shall mean the Launch and Mission Operations Support Services by Contractor set forth in Annex B, QKDSat Space Segment Statement of Work.

“Termination Date” shall mean the date which is twelve (12) months from the agreed Delivery Date.

“Third Party” means a natural or legal person not having signed the Contract.

“Work” shall mean all design, development, construction, manufacturing, labour, services, and acts, including tests to be performed, and any and all Deliverable Items, equipment, materials, articles, matters and services to be furnished under this Contract.

1.2 Interpretation

In this Contract, unless the context otherwise requires:

a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

b)	"including" means including without limitation and "include" and "includes" shall be construed accordingly;

c)	a reference to a statute or statutory provision includes:

i.	any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it;
ii.	any repealed statute or statutory provision which it re-enacts (with or without modification); and
iii.	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

d)	a reference to:

i.	any party includes its successors in title and permitted assigns;
ii.	a "person" includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality); and
iii.	a Clause or Appendix is to a clause of or an appendix to this Contract.

e)	the table of contents and the headings of Clauses are for reference only and shall not affect the interpretation of this Contract.

Clause 2 – Supply of Services and Equipment

2.1 Structure of ESA Contract

Under the ESA Contract, the Customer has agreed to carry out all work necessary to perform all the activities related to the design, development, manufacturing, assembly, integration, verification activities, obtaining of licences, launch of the QKDSat into a LEO orbit and deployment and pilot operations of the QKDSat system. Under article 1.1.1 of the ESA Contract, the work under the ESA Contract will be performed in two phases, namely Phase 1 “Preliminary Design” and Phase 2 “Detailed Design and Implementation. Phase 1 covers all the activities up to and including successful Segments Preliminary Design Reviews (“Seg-PDR”) including payload, user, control and service (“Phase 1”). Phase 1 includes an Option (so called “Programmatic Headstart Phase C” that shall be activated via a Contract Change Note procedure between the Customer and the Agency. Phase 2 covers all remaining activities up to end of service deployment and validation including the following steps: (i) System Detailed Definition; (ii) Manufacturing, Integration and Verification Testing Acceptance; (iii) Deployment and Commissioning; and (iv) Service Deployment and Validation (“Phase 2”).

2.2 Phase 2

Under article 1.1.2 of the ESA Contract, the decision process whether to proceed or not with Phase 2 will be initiated immediately after successful System Preliminary Design Review (“S-PDR”) and at the latest at successful Payload Preliminary Design Review (“PL_PDR”). Phase 2 shall proceed subject to the fulfilment of a number of conditions, including the following:

a)	successful S-PDR;

b)	availability of ESA’s funding for completion of financial coverage of Phase 2 activities;

c)	demonstration of availability of the Customer’s funding for the completion of Phase 2 activities;

d)	successful achievement of the technical criteria set out in section 4.5 of the ESA Contract statement of work; and

e)	acceptance by ESA according to the criteria as defined in Annex A to Appendix 3 of ESA RFQ/3-15929/19/UK/ND, of the Customer’s proposal relevant to the conversion of the Ceiling Price into a Firm Fixed Price for Phase 2; and

f)	the signature of the CCN for Phase 2 by both parties;

The Customer is permitted to start Phase 2 only upon receipt of written notification from ESA of the relevant authorisation to proceed. Further, until ESA and the Customer agree to proceed with Phase 2 under and in accordance with that contract, ESA’s commitments and financial liabilities are limited to Phase 1 only. Notwithstanding the foregoing, it is the intention of the Parties to proceed with Phase 2 and, if and to the extent the Parties do so agree, the respective rights and responsibilities of each of the Customer and the Contractor in Phase 2 shall be set out herein and in the Commercial Agreement.

2.3 Element of Work – Spacecraft and other Deliverable Items

Subject to the Terms and Conditions of this Contract, Contractor shall sell and Customer shall purchase one (1) Spacecraft to be designated QKDSat, and all other Deliverable Items specified herein. The Contractor shall furnish and perform all the elements of the Work and shall provide the necessary personnel, equipment, material, goods and services, and facilities (except as hereinafter specified to be provided by the Customer) incidental thereto. Contractor shall furnish the Work in accordance with the provisions of this Contract, including all Annexes listed in Clause 2.4 (Annexes).

2.4 Annexes

The Work to be performed by Contractor under this Contract shall include, and be governed by, the Exhibits listed below which are attached hereto and made a part hereof. In the event of any ambiguity, conflict or inconsistency among or between the various parts of this Contract, including the Exhibits attached hereto and incorporated into this Contract, such conflict or inconsistency shall be resolved by giving precedence to the Terms and Conditions of this Contract without the Exhibits and then to the Exhibits in the order listed below:

Annex	Title	ID	Version
A	Price and Payment Schedule	N/A	N/A
B	QKDSat Space Segment Statement of Work	QKDSat.SoW.00132.ARQ	1.2
C	(Preliminary) QKDSat Space Segment Requirements	QKDSat.REQ.00097.QS	1.0
D	(Preliminary) QKDSat Space Segment Product Assurance Requirements	QKDSat.REQ.00093.QS	1.0
E	Key Personnel	N/A	N/A
F	ArQit-ESA QKDSat Contract (Reference Document - only applicable to the extent specified herein.)	4000127860/19/UK/ND	N/A

These Annexes shall be updated to the extent necessary as part of the Phase 2 Conversion Process in accordance with Clause 2.

2.5 Customer Obligations

2.5.1 - The Customer shall provide any required data and Customer furnished equipment as set out in Annex B, QKDSat Space Segment Statement of Work to permit the Contractor to complete its obligations under this Contract. Notice of any changes shall be provided in a timely manner and in accordance with Clause 26 (Changes). Such list of requirements shall be incorporated into this Contract.

2.5.2 - The Customer recognises that the Contractor's performance of its obligations under this Contract is dependent on the Customer's delivery of the items (if any) identified in Annex B, QKDSat Space Segment Statement of Work, according to the schedule specified. Any delay in said delivery shall constitute an Excusable Delay entitling the Contractor to an extension in the period of performance for that portion of the Contract for which the Contractor's performance is dependent upon items to be delivered by the Customer. The extension for Excusable Delay shall be equal to the length of the delay provided that the Contractor shall use all reasonable endeavours to mitigate the effects of such delay.

2.5.3 - The Customer shall in accordance with Good Industry Practice procure and maintain adequate launch insurance and, if and to the extent relevant/required, export risk insurance. Upon request by Contractor, the Customer shall provide a copy of the launch and export risk insurance.

Clause 3 - Price

3.1 Type of Price

3.1.1            The total price of this Contract amounts to € [***]. The price is broken down in Euros per Phase as follows:

Phase 1 (FFP)	Phase 1 (Option 1)	Phase 2 (Ceiling Price)		Total
€1,243,312	€275,379	€	[***]	€	[***]

    which is broken down as follows:

Entity	Activity	Phase 1 (FFP)	Phase 1 (Option1)	Phase 1 (Option2)	Phase 2 (Ceiling Price)
QinetiQ Space	Space Segment Prime Satellite Platform Prime Satellite Payload Prime Satellite QKD Payload Administrative Prime (Procurement, Administration & final Satellite Integration) Satellite Control Prime and Software Supplier Overall satellite design, manufacture, AIT and IoT	€930,536	€275,379	€0	€	[***]
Fraunhofer IOF	Satellite QKD Payload Technical Prime (Design, Development, MAIT) Payload Design Authority Payload optical bench, thermal hardware, GSE Support to payload satellite integration and calibration Support to payload operations during in-orbit demonstration	€0	€0	€0		€0
QT Labs	Quantum Link Design Authority QKD Payload Architecture (EPS)	N/A	N/A	N/A		€716,532
Mynaric	Payload Optical Terminal Payload Classical Optical Comms	€0	€0	€0		€0
ESC Aerospace	Payload Software Supplier	€312,776	€0	€0		€400,616
TBD	Payload Computer Supplier	€0	€0	€0		€0

3.1.2 The type of price is set out in article 3.1 of the ESA Contract as follows:

a)	For Phase 1 and Phase 1 Option: A Firm Fixed Price (as defined in Section 2.1 of Annex II to the GCC).

b)	For Phase 2: A Ceiling Price to be converted into a Firm Fixed Price (as defined in Section 3 of Annex II to the GCC). It is the joint intention of the Customer and ESA that this conversion will be made before completion of the preceding Phase 1 (and after submission by the Customer to ESA of a proposal to this effect, including ESA forms PSS-A2, PSS-A8, and A15). This Ceiling Price is deemed to include (i) price escalation for the period in which the work is scheduled to be performed and (ii) all applicable fees for licences to be purchased and delivered under the Contract. The Ceiling price assumes (i) critical payload performance is demonstrated in phase 1, (ii) EU to UK exchange rates do not vary by more than 20% between EDC and conversion of phase 2 price conversion and (iii) to the payload computer procurement does not total to more than €1.5M. In order to assist the Customer to effect the conversion of the aggregate Ceiling Price to a Firm Fixed Price under the ESA Contract, the Contractor shall provide to the Customer (i) a draft proposal for the conversion of its ceiling price to a firm fixed price no later than -one (1) months- before S-PDR followed by (ii) a binding proposal for the conversion of its ceiling price to a firm fixed price -one week after- closure of S-PDR, which binding proposal shall inter alia provide justification for any price delta from the draft proposal. Any proposed changes accepted by the Customer shall be introduced into this Contract by means of Contract Change Note prior to the initiation of Phase 2.

3.1.3 – The Phase 1 Option 1 (so called “Programmatic Headstart Phase C”) consists of a defined programme of work defined in Annex B (Statement of Work) of this Contract, and shall be included as Work under this Contract via a CCN procedure following activation of the Customer’s option with ESA as described in Clause 2.1. The Contractor agrees that this option is exercisable at the Customer’s discretion.

3.1.4 – The Phase 1 Option 2 (so called “EPS development”) consists of a work package B2081.46 which is defined in Annex B (Statement of Work), and shall be included as Work under this Contract via a CCN following activation of that option. The Contractor agrees that this option is exercisable at the Customer’s discretion.

3.1.5 - A risk financial reserve for Phase 1 activities amounting to €[***] is included in the Phase 1 total price above. The implementation of this reserve for activities may be released only after submission to the Customer of a change control note which will require authorisation by the Customer and ESA in a co-chaired “Change Review Board”. The Contractor acknowledges that, until such authority is given by the Customer and ESA, there is no guarantee that such reserve will be released. Any unspent amount of the financial risk reserve at the end of Phase 1 will be transferred to Phase 2, or returned to ESA should Phase 2 not be released.

3.1.6 - A risk financial reserve for Phase 2 activities amounting to €[***] is included in the Phase 2 total price above. The implementation of this reserve for activities may be released only after submission to the Customer of a change control note which will require authorisation by the Customer and ESA in a co-chaired “Change Review Board”. The Contractor acknowledges that, until such authority is given by the Customer and ESA, there is no guarantee that such reserve will be released. The use of any unspent amount of the financial risk reserve at the end of Phase 2 will be agreed at time of Phase 2 Price Conversion Proposal.

3.1.7 The Customer shall at its sole discretion be able to remove the QTL activities from the scope of supply at Phase 2 and supply these as Customer Furnished Items to the Contractor. In this case, the Ceiling Price for Phase 2 shall be reduced by €716,532.

3.1.8 In consideration for the supply of the Services and Deliverable Items, bifurcated payments shall be made by the Customer, as follows: (i) partial funding from ESA which is flowed down from the ESA Contract and is payable under and in accordance with this Contract and (ii) partial funding from the Customer private investment sources which is payable under the Commercial Agreement. It is a requirement of ESA that the different payment terms that apply to the Commercial Agreement payments are set out in a separate agreement.

3.1.9 - The Customer shall pay that part of the price which relates to the ESA partial funding (“ESA Funded Milestone Payments”) as set out in Annex A (Price and Payment Schedule) for the Services and Deliverable Items to be supplied under this Contract in accordance with the applicable ESA Funded Payment Milestones. All ESA Funded Milestone Payments are subject to the full, satisfactory and timely completion of all activities in relation to the applicable ESA Funded Payment Milestone.

3.1.10 - Upon the full, satisfactory and timely completion and delivery, as required, of the items of Work specified in this Contract for each ESA Funded Payment Milestone and upon acceptance by the Customer in accordance with the requirements of this Contract, the Contractor shall be entitled to payment by Customer of each ESA Funded Milestone Payment in accordance with the provisions of Annex A, (Price and Payment Schedule). Each ESA Funded Milestone Payment shall be payable by Contractor submitting an invoice to Customer, together with a Milestone Completion Certificate.

3.1.11 - In a written notice received by the Contractor no later than fifteen (15) days after receipt by the Customer of an invoice and Milestone Completion Certificate in connection with an ESA Funded Milestone Payment, the Customer may dispute timely completion of the Milestone associated with such ESA Funded Milestone Payment in the event it reasonably and in good faith concludes that the Contractor has failed to fulfil the requirements for such Milestone and payment may be withheld for such an event. Notwithstanding the foregoing, failure by the Customer to notify the Contractor within fifteen (15) days shall not operate as a waiver of the Milestone or the Customer’s right to dispute the Invoice (acting reasonably), or any part thereof. The Customer shall identify in writing the reason for its conclusion and what the Contractor must do to achieve the Milestone. Once the Contractor completes the subject event, the payment for such Milestone shall be made. In the event it is determined, either by agreement of the Parties or by dispute resolution pursuant to Clause 29 hereof, that the Milestone with respect to which such notice was received was completed as of the date of the invoice, the Contractor shall be entitled to be paid interest at the rate specified in Clause 5.5 on the disputed amount for each day after the date such Milestone was due for payment until the day payment is made.

3.1.12 - No liquidated damages for late Delivery are payable under this Contract.

3.1.13 - The Customer shall not be liable to reimburse any costs or expenses incurred by the Contractor, except to the extent expressly provided for in this Contract, and then only where they are reasonably and properly incurred by prior agreement with the Customer and are validated to the Customer’s reasonable satisfaction.

3.2 Taxes

3.2.1 - The Contract Price excludes VAT but is gross of any withholding taxes and shall include all transportation and related costs, as well as transit insurance to the applicable Launch Site using Contractor’s commercial packaging and shipping practices. If and to the extent any change of law or regulation (whether by way of the United Kingdom’s exit from the European Union or otherwise) results in a new or increased or otherwise adverse change to ArQit’s liability to pay VAT or withholding taxes, the Parties shall discuss and agree in good faith appropriate measures to mitigate to the greatest extent reasonably practicable the effect of such new, increased or adverse tax changes.

3.2.2 – Subject to Clause 3.2.1 above, the Contractor shall be responsible for payment of any and all Belgian taxes as part of the Contract Price in this Clause.

3.3 Post- Completion Certification

3.3.1 - The Contractor shall provide, on completion of the Contract, the following documents signed by a senior financial representative:

(1) a presentation by the Contractor on (one or more) PSS-A2 form(s) with relevant Exhibit A, of the cost actually incurred for work and services under the Contract; and

(2) a certification from the Contractor as follows:

“I, (insert name) do hereby certify that the costs presented in the enclosed PSS-A2 form(s) are, to the best of my knowledge and belief, a true statement of the costs incurred under this contract, an internal audit of the costs having been conducted to verify that the company’s cost accounting system and rules and the Agency’s requirements in Annex I to the GCC with respect to costs incurred under the contract have been observed. I further certify that the company’s contribution to this co-funded contract has been provided from (specify source) and has not been and will not be included in rates and overheads applied for the Contract or any other contract with the Agency."

3.3.2 - The Contractor undertakes to permit ESA to effect cost control operations as stipulated in Annex I to the GCC, with regard to the information included in the Contractor's financial statement. ESA’s right to exercise the above cost control shall cease one year after submission of the Contractor's certified statement of cost unless it is delayed for reasons for which the Contractor is responsible.

Clause 4 - Delivery

4.1 Delivery

All Deliverable Items to be delivered and the corresponding Delivery Date and points of Delivery are set forth below:

Deliverable Item No.	Quantity	Description	Delivery Location	Delivery Date
0	N/A	Phase 1 Deliverables defined as per the QKDSat Space Segment Statement of Work	Electronic Submission to the Customer	10 Mar 2020
1	1	QKDSat Spacecraft	Contractor’s Facility (Upon completion of Pre-Ship Review)	30-May 2022
2	1	Launch Readiness Review	Launch Site (baselined in Europe or the U.S. Any changes to this baseline to be implemented in accordance with Clause 26, Changes)	Predicted to be July 2022 but subject to Launch Services Agency
3	N/A	Other Phase 2 Deliverables as per the QKDSat Space Segment Statement of Work	As per the QKDSat Space Segment Statement of Work	As per the QKDSat Space Segment Statement of Work

4.2 Mitigating Delays

The Contractor shall advise the Customer promptly upon becoming aware of any unforeseen technical, design or system/subsystem integration issue, circumstance or development relating specifically to any associated contracts which threatens its proposed date for Delivery of the Spacecraft or any other Delivery Items. In such circumstances, the Contractor will employ all required resources to rectify the issue, circumstance or development. The Contractor shall concurrently within ten (10) Business Days of advising the Customer submit a recovery plan to be approved by the Customer and if required ESA outlining in detail how the Contractor will mitigate the effect of the delay so as to ensure that the relevant date for Delivery of the Spacecraft or any other Delivery Items is met. The Contractor may not delay any Delivery Items for reasons connected with delays in other contracts with its other customers.

4.3 Contractor Responsibility

Contractor shall be responsible for the Delivery of all Deliverable Items under this Contract to the specified location. Subject to Clause 17.1, the Contractor shall be responsible for securing any necessary government approvals, including any relating to import to Belgium of items to be delivered to the Contractor by the Subcontractors and any export from Belgium of the Deliverable Items as necessary to perform its obligations under this Contract. All Governmental Approvals required for compliance with Contractor’s obligations under this Contract shall be referred to as “Export laws.” Customer agrees to cooperate with Contractor in executing such documents as shall be necessary for compliance with Governmental Approvals under Export Laws. Prior to the commencement of Phase 2, the Parties shall discuss and agree in good faith the spares policy and the Contractor shall ensure that for the duration of Phase 2 in accordance with Good Industry Practice it has sufficient spares in order to deliver the Spacecraft in accordance with the schedule set out in this Contract. The Contractor agrees that it shall not be an Excusable Delay if delivery is delayed because the Contractor does not hold sufficient spares in accordance with Good Industry Practice.

The Customer shall provide any required data and Customer furnished items to permit the Contractor to complete its obligations under this Contract. The schedule for providing said items shall be in accordance with the Contractor’s requirements agreed with the Customer in writing in advance. The Contractor shall notify and agree with the Customer to develop the initial list of required data and items and the required date for delivery of those items. The Customer recognises that if and to the extent the Contractor’s performance of its obligations under this Contract is dependent on the Customer’s delivery of the items according to the agreed schedule, any delay in the said delivery arising directly from Customer’s delay, shall constitute an Excusable Delay. Such Excusable Delay shall be commensurate with the delay equal to the Customer’s delay in delivering the Customer furnished items or the required data unless demonstrated otherwise and agreed by the Parties.

4.4 Direct Competitors

4.4.1 - During the Term, the Contractor shall not enter into any agreement with a Direct Competitor under which agreement the Contractor agrees to supply to that Direct Competitor satellite QKD services identical or substantially similar to the Deliverable Items and/or the Services provided under this Contract.

4.4.2 - For the avoidance of doubt, the provisions above shall not encompass Deliverable Items or constituent parts which exist as off-the-shelf products or on which no development work has been performed as part of the QKDSat Project. Further, it shall not encompass standard services which are not specifically applicable to satellite QKD, including general satellite construction, engineering, consultancy or support services.

Clause 5 - Payment

5.1 Spacecraft

5.1.1 - Payment by the Customer to the Contractor of the Phase 1 and Phase 2 Firm Fixed Prices (as may be adjusted by the Parties in accordance with the terms and conditions set forth in this Contract) shall be made in accordance with the Milestone Payment Plan and the conditions specified therein. The amounts specified in the ESA Milestone Payment Plan shall in each case be paid by the Customer to the Contractor within thirty (30) days after receipt by the Customer of a valid invoice from the Contractor and payment to the Customer of the relevant funds by ESA unless otherwise specified herein. ArQit undertakes to submit invoices to ESA on a timely basis under and in accordance with the ESA Contract and, if and to the extent that it has not done so or has otherwise failed to perform its obligations (including those related to timing) under the ESA Contract and such failure has solely and directly caused the non-payment of the ESA Funded Milestone Payment by ESA, ArQit shall be required to make payment of the ESA Funded Milestone Payment to Qinetiq notwithstanding non-payment of that amount by ESA. Each invoice shall be sent in electronic copy to the Customer followed by an original. The invoice must be accompanied by a certification from an officer of the Contractor, that the particular milestone events (for which payment is being claimed in each case) have been completed accompanied by supporting documentation demonstrating completion of such milestone.

5.1.2 - Contractor shall submit invoices as milestones are completed and in accordance with the ESA Milestone Payment Schedule.

5.2 Currency, Method and Receipt of Payment

The Total Contract Price set out in Clause 3, shall be paid by Customer to Contractor in accordance with Annex A, (Price and Payment Schedule). All payments and/or refunds due from either Party to the other shall be made in Euros. Payments and/or refunds to a Party shall be made by wire transfer of funds, with reference to the invoice number being paid in the detail section of the payment, to such place for payments and/or refunds as the receiving Party’s Authorised Representative may designate from time to time in writing.

5.3 Payments to Contractor

Unless Contractor otherwise notifies the Customer, all payments of Contractor’s invoices shall be made by the Customer to:

[***]

5.4 Payments to Customer

Unless Customer otherwise notifies the Contractor, all refunds, credits or other amounts due to the Customer hereunder shall be made by the Contractor to:

[***]

Except as otherwise expressly stated herein, all payments by one Party to the other shall be made within thirty (30) days after receipt by the other Party of a facsimile or electronic invoice and payment to the Customer of the relevant funds by ESA.

5.5 Work Stoppage

Without prejudice to Clause 3.1.9 above, in the event Customer fails to pay any amounts due by it to the Contractor within the times specified in this Contract, which amounts are not subject to good faith dispute, by written notice to Customer, if such failure is not corrected by Customer within sixty (60) days after written notice is given by Contractor, or such longer period as Contractor may agree, Contractor may stop all work under the Contract until such failure is corrected. Contractor shall immediately resume work under the Contract when the failure is corrected, and the Parties shall negotiate in good faith an equitable adjustment to schedule and Contract price (if appropriate) and any other affected terms and conditions to reflect the reasonable impacts on Contractor resulting from the work stoppage.

5.6 Set Off

In the event that one Party (“the Creditor”) has not paid the second Party (“the Debtor”) any amount which is due and payable to the Debtor under the Contract, such Debtor shall have the right to set off such amount against payments due to the Creditor under this Contract, provided any amount genuinely in dispute shall not be considered due and payable while the dispute is being resolved.

Clause 6 - Acceptance

6.1 Spacecraft Acceptance

6.1.1 - The Spacecraft shall be tested prior to shipment by the Contractor to the Launch Site and the results of such tests presented to Customer at the PSR (“Pre-Shipment Review”) pursuant to and in accordance with the test requirements set forth in the Contractual Annexes. The purpose of the Pre-Shipment Review shall be to demonstrate that the Spacecraft meets the performance specifications set forth in the Spacecraft System Performance Specification. The Contractor shall provide the Customer and ESA with fifteen (15) business days’ prior written notice of the projected date on which the Pre-Shipment Review will take place and the Customer and ESA shall be given the opportunity to participate therein. If the Customer and/or ESA are unable to participate in the Pre-Shipment Review on the date proposed by the Contractor, the Customer and ESA shall propose an alternative date within ten (10) days of the date originally proposed by the Contractor. Provided that the Contractor has given the prior written notice as required above, the Contractor shall not be responsible for any delay as a result of the later Pre-Shipment Review. The Customer and ESA shall notify the Contractor, in reasonable detail, at the Pre-Shipment Review of those elements of the Spacecraft, if any, which do not conform to the requirements of this Contract and the Contractor shall promptly and fully remedy any such non-conformances and re-perform all relevant tests and provide the Customer and ESA with the results thereof in order that the Customer and ESA may verify that such non-conformances have been remedied or dispositioned and, if necessary, notify the Contractor of any un-remedied non-conformances, in which case this Clause 6.1.1 shall again apply. If there are no such non-conformances or at the point that all non-conformances are resolved and the Pre-Shipment Review demonstrates that the Spacecraft is in compliance with this Contract, the Customer and ESA shall, at the time, declare the Pre-Shipment Review completed. Upon such Acceptance, the Customer and ESA shall provide the Contractor with written approval to ship the Spacecraft to the Launch Site.

6.1.2 - Upon arrival of the Spacecraft at the Launch Site, the Contractor shall promptly conduct a Spacecraft inspection and perform tests in accordance with the Launch Site Test Plan and relevant portions of the Test Plan in the presence of the Customer and if appropriate ESA. The Contractor shall then conduct a Launch Readiness Review as set forth in Annex B, QKDSat Space Segment Statement of Work. At this time, the Contractor shall certify Spacecraft compliance or notify the Customer and ESA of those items which fail to meet the Spacecraft System Performance Specification. Upon Contractor remedy of items that fail to meet the Spacecraft System Performance Specification, or upon satisfactory completion by Contractor of other conditions mutually acceptable to the Customer and ESA and the Contractor, the Customer and ESA shall provide written certification of Final Acceptance of the Spacecraft. If the Customer and ESA fail to provide such authorization within ten (10) days of satisfactory completion of all tests, Final Acceptance shall have been deemed to have occurred. Notwithstanding the foregoing, the Customer’s Final Acceptance shall not operate as a waiver of any of its rights or remedies under this Contract.

6.2 Final Acceptance of Non-Spacecraft Items

Final Acceptance of non-Spacecraft items shall take place after Delivery by the Contractor to the destination and, if required, completion of installation, inspection, and Acceptance Tests. Customer and ESA shall either finally accept the same in writing or notify the Contractor in writing within ten (10) days of delivery of those particulars in which the item(s) to be delivered do not meet the requirements of the Contract. If the Customer and/or ESA notifies the Contractor of any particulars in which the Deliverable Item does not conform to the requirements of this Contract, the Contractor shall promptly and fully remedy any such non-conformances and provide the Customer and ESA with the results thereof in order that the Customer and ESA may verify that such non-conformances have been remedied or dispositioned and, if necessary, notify the Contractor of unresolved non-conformances, in which case this Clause 6.2 shall again apply. Upon remedy of such particulars to meet the requirements of the Contract, or in the event Customer and/or ESA do(es) not notify Contractor in writing within said ten (10) day period, the item(s) involved shall be deemed to have been delivered and Final Acceptance is to have taken place in relation to those item(s).

6.3 Final Acceptance of a Spacecraft to be Stored

Final Acceptance of a Spacecraft to be stored shall be made prior to delivery of the Spacecraft to the storage site in accordance with the provisions of Clause 30 (Options).

Clause 7 – Specific ESA Requirements

7.1 ESA Contract / GCC Flowdown

The Parties acknowledge that the ESA Contract (which incorporates the terms of the GCC except where specifically amended) as appended hereto as a reference document in Annex F (ESA Contract) sets out certain specific terms and conditions (including the securing of certain Agency’s rights herein) which are required to be reflected in each of the Customer’s subcontracts, including this Contract. For the avoidance of any doubt, the ESA Contract and/or GCC only apply to this Agreement if these are expressly mentioned and referenced in this Contract. The Parties therefore agree that this Contract incorporates those terms and conditions by reference mutatis mutandis. The Contractor acknowledges that certain of the documents appended to the ESA Contract are considered by ArQit to commercially sensitive and confidential and have therefore been redacted in full or part.

7.2 Implementation of payments conditions and ESA Right to Inspect

7.2.1 - Under article 2.3.2 of the ESA Contract, the Customer must provide for the implementation of certain payment conditions and rights with respect to its subcontractors. The provisions of article 3.2.3 of the ESA Contract are therefore incorporated herein by reference, as if set forth herein in full, mutatis mutandis. The Contractor shall provide all reasonable assistance to the Customer to enable it to meet its obligations in this regard.

7.2.1 - In addition, ESA has specifically reserved inspection and audit rights in clauses 8.2 – 8.6 of the GCC which are incorporated herein reference, as if set forth herein in full, mutatis mutandis. Notwithstanding the foregoing, the Parties agree that it is their joint understanding that clauses 8.2 – 8.6 of the GCC do not impose any obligation upon the Contractor to flow down the same ESA inspection and audit rights to its subcontractors in the case those subcontractors do not receive any ESA funds and the Customer hereby acknowledges and agrees that it shall not purport to flow down such obligation upon the Contractor. In respect of any audit carried out by ESA, ESA has agreed in article 8.8 of the ESA Contract that: (i) it shall comply with reasonable security and confidentiality procedures of the Contractor; (ii) the Contractor shall have no obligation to release information relating to other customers or information related to costs or margins; (iii) the access provided to it shall be restricted to that relevant part(s) of premises as a party used exclusively by the Contractor to perform the services under the Contract; and (iv) if ESA appoints a representative or an authorised national agent, ESA shall ensure that such representative or agent shall not be a director competitor of the Contractor.

Clause 8 – Other Customer Rights

In the event that the Contractor fails to Deliver any other Deliverable Item by its Delivery Date and such late Delivery prevents the Customer from operating the Spacecraft, the Contractor shall operate the Spacecraft itself at its sole expense and cost until such Deliverable Items preventing such operation are Delivered to the Customer and the Customer has carried out all activities reasonably necessary thereafter in order to enable it to operate the Spacecraft itself.

Clause 9 - Title and Risk of Loss

9.1 Title and Risk of Loss

9.1.1 -    Subject to the provisions of this Contract, transfer of risk of loss to the Customer for the Spacecraft shall occur upon Launch, except as provided in Clause 9.1.3 below.

9.1.2 -    Title to the Spacecraft shall pass from the Contractor to Customer in accordance with one of the following events, whichever occurs first after Launch:

a)	Contractor completes the in-orbit testing, hands over the Satellite to the Customer and receives final payment; or

b)	In the event of a Total Loss or Constructive Total Loss upon the occurrence of the event which caused such Loss. For the avoidance of doubt, in the event of a Loss after the Launch, Customer shall take title to the Satellite at the instant prior to the occurrence of the event which caused such Total Loss or Constructive Total Loss.

Transfer of title to each Deliverable Item (other than the Spacecraft) shall pass to the Customer at Final Acceptance.

Any loss or damage to the items to be delivered prior to Customer assumption of risk of loss shall be at the Contractor’s risk.

9.1.3 - Contractor hereby agrees that should there be a Launch Abort or Terminated Ignition (as defined in the Launch Agreement) and the launch pad is declared open and/or safe by the launch vehicle provider, care, custody, control and risk of loss shall revert to the Contractor. While the Spacecraft is in Contractor’s care, custody, and control, the Contractor shall obtain ground and pre-launch insurance which will cover such an aborted Launch attempt until a subsequent Launch.

9.2 Title of Non-Deliverables

Title to Spacecraft-unique test and handling equipment (not deliverable under this Contract) for use in connection with inspection of the Spacecraft at the Launch Site and any applicable ground system-unique test and handling equipment used at Customer’s designated installation site(s) shall remain with Contractor.

9.3 Title of Intellectual Property

9.3.1 - The Contractor grants to the Customer a non-exclusive, worldwide, royalty free transferable (except to a competitor of the Contractor) licence to use and have used, for the Spacecraft Mission Life, any Intellectual Property now or hereafter owned by the Contractor, or for which the Contractor has or may acquire the right to grant such a licence, which Intellectual Property is directly incorporated in any Deliverable Item or directly employed in the use of any Deliverable Item, for the sole purpose of maintaining and operating the Spacecraft.

9.4 Delivery to Storage

In the event the Spacecraft is placed in storage title and risk of loss to the Spacecraft shall remain with the Contractor.

9.5 Passing of Title

The Contractor warrants to the Customer that it has and will transfer to the Customer good title to the items required to be delivered hereunder, free from any claim, lien, pledge, mortgage, security interest or other encumbrance, including, but not limited to, those arising out of the performance of the Contractor's work hereunder.

9.7 ESA Contract: Transfer of Ownership and Risk

9.7.1 - The Contractor acknowledges that, under articles 15.4.2 and 15.4.3 of the ESA Contract, ESA is entitled (if it terminates that contract on any of the grounds specified in article 5 clauses 30, 31, 32, 33 therein) to acquire certain items and/or acquire the rights and liabilities of the Customer under this Contract. The terms and conditions of articles 15.4.2 and 15.4.3 are therefore incorporated by reference, as if set forth herein in full, mutatis mutandis and, if and to the extent ESA exercises these rights, the Contractor agrees to comply with any such instructions from ESA in this regard.

9.7.2 - If ESA exercises its right of termination above, the Customer shall (within ten days of such termination) advise the Contractor in writing whether this will result in the automatic termination of the Commercial Agreement in addition to the ESA Contract.

9.8 Contractor and ESA Items

9.8.1 - All Customer Items and/or ESA Items shall remain the property of the Customer (or ESA as appropriate) and the Contractor shall (i) return them to the Customer or ESA (as appropriate) upon completion or termination of the Agreement or earlier reasonable request by the Customer or ESA (as appropriate); (ii) keep them securely and in good condition, segregated and clearly marked as the Customer or ESA property; and (iii) be fully liable for any loss of or damage to them, except for depreciation caused by normal usage or wear and tear.

9.8.2 - Upon receipt of any Customer Items or ESA Items, the Contractor shall satisfy itself that they are adequate for the purpose for which they are being provided, and within fourteen (14) days of receipt shall notify the Customer of any defects or deficiencies.

9.8.3 - The Contractor shall not, without the prior written consent of the Customer or ESA (as appropriate), use the Customer Items or ESA Items for any purpose other than as necessary for the performance of the Services, or allow any third party to use, take possession of, or have any rights or lien over the Customer Items or ESA Items.

9.8.4 - Under the ESA Contract, it is not foreseen at EDC that ESA will provide any ESA Items to the Customer. Notwithstanding the foregoing, the Parties agree that the Contractor intends to procure certain items (such as P200 STM, Proba Next Avionics) by way of a separate loan agreement with ESA.

9.9 Inventory

Under article 4.3 of the ESA Contract, the Customer is obliged to maintain an inventory of all items produced or purchased, which inventory must be updated and made available to ESA during the pendency of that contract. The Contractor agrees to provide all relevant information, documentation and reasonable assistance to enable the Customer to meet its obligations in this regard. The Contractor agrees further to establish and maintain an inventory of all items produced or purchased by it and/or its Subcontractors.

Clause 10 - Warranty

10.1 Warranty

10.1.1 – The Contractor warrants that notwithstanding prior inspection or acceptance by the Customer (a) the Spacecraft shall be free from any defects (other than minor or immaterial defects) in material or workmanship that compromise the functioning of the spacecraft and will conform to the applicable specifications and requirements of this Contract, and (b) all Deliverable Items shall be in good working order and free from all defects in workmanship and materials and shall conform in all material respects with the requirements and specifications of this Contract, and (c) all services shall be performed in a skilful and workmanlike manner and shall conform in all material respects to the requirements of the Contract. Workmanship shall conform to the technical standards specified in the Contract.

10.1.2 – The Contractor's warranty for the Spacecraft shall continue until the earlier of: (i) the day that is twelve (12) months after the date of placing the Spacecraft in storage pursuant to the terms of Spacecraft Storage Option Clause; or (ii) upon Launch. If any defects are found in the Spacecraft or the Spacecraft does not conform to the specifications and requirements of this Contract during the warranty period, (except for defects or non-conformance caused by the Customer or its agents,) the Contractor shall, at its expense, either correct, repair or replace, at its option, any such defective or non-conforming Spacecraft component. The Customer shall notify the Contractor of any defects (other than latent defects) as soon as reasonably practicable and in any event no more than five business days after their discovery.

10.1.3 - The warranty for Deliverable Items other than a Spacecraft shall run for a period of one (1) year from the date of Delivery by the Contractor.

10.1.4 - Responsibility for transportation, packing, shipping, insurance, and risk of loss while in transit of the Spacecraft or any Spacecraft component that is returned to the Contractor pursuant to this Clause for correction, repair or replacement shall be borne by the Contractor unless it is determined that the Contractor is not responsible for correction, repair or replacement under the warranty. In the event and to the extent that it is determined that the Spacecraft or Spacecraft component is not subject to correction, repair or replacement under the warranty, the Customer shall reimburse the Contractor all reasonable costs incurred by the Contractor pursuant to this Clause.

10.1.5 - Without limiting the obligations of the Contractor under this Contract, if the data available from a Contractor built on-orbit spacecraft or a Contractor built spacecraft which has not been launched or which was unsuccessfully launched (including parts alerts) shows that the Spacecraft to be delivered under this Contract may fail to meet the applicable specifications and requirements herein and, in particular, any performance requirements of the technical specifications at any time during the Spacecraft Mission Life and such failure would adversely affect the performance of the Satellite, the Contractor shall promptly notify Customer of any such deficiency and shall, promptly upon written request of Customer, take appropriate corrective measures, at its own expense, on any unlaunched Satellite to eliminate any deficiencies regardless as to whether Customer has or has not previously accepted such unlaunched Spacecraft or components of such unlaunched Spacecraft.

10.1.6 The Contractor acknowledges that in entering into this Contract the Customer has relied on each of the warranties and representations made by the Contractor under this Clause 10.1, Warranty.

10.2 Assistance:

The Contractor shall provide Support Services in a professional manner consistent with Good Industry Practice. The Contractor also agrees to provide reasonable support including, but not limited to, the support of Subcontractors, to Customer, at no cost to Customer, in diagnosing and implementing corrective action for any Spacecraft failure or any other anomaly occurring with or on the Spacecraft within one year of its launch. The Contractor shall retain primary responsibility for the management of its subcontractors and nothing in any subcontract shall be deemed to relieve the Contractor from any obligation under the Contract. Subsequent to this the Contractor shall offer to provide operational support to the Customer under a separate support contract, the details of which shall be negotiated in good faith by the Parties prior to the Pre-Shipment Review.

10.3 Not Exclusive rights

The rights and remedies of Customer provided in this Clause are in addition to any other rights and remedies provided under this Contract.

10.4 Exclusions

10.4.1 - Contractor’s obligations under this Clause shall not extend to; (1) defects to the extent arising from misuse, neglect, accident or abuse by Customer or a Third Party of any Deliverable Item, (2) damage to the extent arising from operation of the Spacecraft in a manner inconsistent with Contractor’s user manuals supplied to Customer, (3) Deliverable Items that have been integrated with other components without the Contractor’s consent, have been modified or have not been properly maintained in accordance with the Contractor’s instructions.

Clause 11 - Indemnity

11.1 Contractor Indemnity

Subject to Clause 32, the Contractor shall indemnify and hold the Customer and its directors, officers, servants, agents, subsidiaries, employees, contractors, assignees, or any of them, harmless from any loss, damage, liability, or expense, on account of physical damage to property, including, without limitation, the property of the Customer including Customer furnished property (and to the extent relevant ESA furnished property), and injuries, including death, to all persons, including, without limitation, the directors, officers, servants, agents, and contractors of the Customer, employees of the Contractor and of its subcontractors, and all other persons performing any part of the work under this Contract, arising from any occurrence caused by any negligent act or negligent omission of the Contractor, its subcontractors, or any of them. The Contractor, at its expense, shall defend any suits or other proceedings brought against any person indemnified pursuant to this Clause on account thereof, and the Contractor shall pay all expenses and satisfy all judgments which may be incurred by or rendered against any such person in connection therewith.

11.2 Customer Indemnity

Subject to Clause 32, the Customer shall indemnify and hold the Contractor and its directors, officers, servants, agents, subsidiaries, employees, subcontractors, assignees, or any of them, harmless from any loss, damage, liability or expense, on account of physical damage to property, including, without limitation, the property of the Contractor, and injuries, including death, to all persons, including, without limitation, the directors, officers, servants, agents, and subcontractors of the Contractor, employees of the Customer and of its contractors, and all other persons performing any part of the work under this Contract, arising from any occurrence caused by any negligent act or negligent omission of the Customer, its contractors, ESA, or any of them. The Customer, at its expense, shall defend any suits or other proceedings brought against any person indemnified pursuant to this Clause on account thereof, and the Customer shall pay all expenses and satisfy all judgments which may be incurred by or rendered against any such person in connection therewith.

11.3 Indemnity

Notwithstanding any other provision of this Contract, the obligations of the Contractor and the Customer provided in this Clause to indemnify for any loss, damage, liability, or expense arising before completion or termination of this Contract and to defend any suits or other proceedings arising in connection therewith shall survive the completion or termination of this Contract, provided that the Contractor shall have no liability for damages to the Spacecraft upon Intentional Ignition or for damage, injury, or death caused by the Spacecraft after Intentional Ignition.

11.4 Conduct of Claims

Where a Party receiving the benefit of an indemnity under this Contract (“Indemnified Party”) wishes to rely on any indemnity given to it by the other Party (“Indemnifying Party”) under this Contract, the Indemnified Party must:

(a)	notify the Indemnifying Party immediately of the matter (stating in reasonable detail the nature of the matter and, if practicable, the amount claimed) and consult with the Indemnifying Party with respect to the matter (if the matter has become the subject of court or other judicial proceedings the Indemnified Party must notify the Indemnifying Party within sufficient time to enable the Indemnifying Party to contest the proceedings before final judgment);

(b)	take any action and institute and conduct any proceedings required by the Indemnifying Party in accordance with its requirements, and give any further information and assistance that the Indemnifying Party may reasonably request and the Indemnified Party may reasonably be able to provide, to dispute, resist, appeal, compromise, defend, remedy or mitigate the matter or enforce against a person (other than the Indemnifying Party) the Indemnified Party's rights in relation to the matter;

(c)	in connection with proceedings related to the matter (other than against the Indemnifying Party) use advisers chosen by the Indemnifying Party and, if the Indemnifying Party requests, allow the Indemnifying Party the exclusive conduct of the proceedings; and

(d)	not admit liability in respect of, or settle or prejudice in any way, the matter without first obtaining the Indemnifying Party's written consent.

Clause 12 - Interparty Waiver of Liability for Launch Services

12.1 Waiver of Liability

12.1.1 - The Parties agree to accede to a no-fault, no-subrogation, inter-participant waiver of liability, whereby the Parties agree to waive, and shall require their contractors or subcontractors at any tier to waive, any right of recovery any such Party may have against the Launch Services Agency, its contractors, and subcontractors at any tier and the Government of Belgium, its agencies, and its contractors and subcontractors at any tier involved in Launch Vehicle Services (“Other Parties”) and each Party agrees and the Other Parties agree to be responsible for any loss or liability which it sustains as a result of damage to its own property and employees, officers, directors and agents including death, while involved in such operations, whether or not such damage arises through negligence of any person to the extent such an interparty agreement is required under the terms of the Launch Agreement. Notwithstanding the foregoing sentence, nothing shall in any way affect any rights the Customer may negotiate with the Launch Services Agency, and as to its contractors and subcontractors. Each Party shall indemnify the other Party for and hold the other Party harmless from any liability, loss or damage suffered by such Party resulting from the failure by the Party to comply with its obligations under this Clause to waive, or to require its subcontractors at any tier to waive, rights of recovery referred to in this Clause. The Parties shall execute and deliver any agreement as may be necessary to accede to the waiver of liability referred to in this Clause and the Customer shall cause its contractors and subcontractors involved in Launch Services relating to the Spacecraft to agree to waive any and all claims of liability against the Contractor.

12.1.2 - The Parties will take such further actions as may be required to implement the provisions of Clause 12.1, including the execution of such agreements and waivers as are customarily used with respect to operations at the Launch Site and are consistent with the provisions of Clause 12.1 and that may be required by the Launch Services Agency.

Clause 13 - Insurance

13.1 “Work-In-Progress” Insurance

At all times prior to Launch of the Spacecraft, Contractor shall maintain, with insurers of reasonable and reputable financial strength, an insurance policy or policies adequate in amount to replace the Spacecraft and all Deliverable Items associated therewith, whether completed or in progress (but in no event less than the greater of (i) the aggregate amounts paid by Customer for such Spacecraft and the other Deliverable Items associated therewith and (ii) the replacement value of the Work), which policy or policies shall name the Customer as a loss payee, as its interest may appear. Contractor shall provide Customer with a copy of such policy or policies or a certificate or insurance or renewal evidencing the same within thirty (30) Days after receipt of a written request from Customer. The Contractor shall also maintain public liability insurance, insurance of employees and comprehensive automobile liability insurance, all in amounts adequate for its potential liabilities under the Contract. In addition, the Contractor shall require each of its Subcontractors to provide and maintain insurance in amounts adequate for their respective potential liabilities.

13.2 Spacecraft Insurance

The Contract Price shall include insurance for the Spacecraft at the Launch Site until such time as risk of loss passes to the Customer as provided in Clause 9.1 (Title and Risk of Loss). Customer and Contractor agree to collaborate to ensure that their respective insurance policies agree as to the point of transfer of risk of loss.

13.3 In-Transit Insurance

The Contractor shall provide, at its expense, in-transit insurance for the Spacecraft during transport from the Contractor's facility to the Launch Site or the operations site.

13.4 On-Orbit Insurance

The Contractor shall cooperate with Customer and its insurance brokers and underwriters in connection with the procurement of any insurance policy relating to the Launch of the Spacecraft and/or the operation of the Spacecraft. Such efforts shall include making presentations to, and responding to due diligence inquiries from, insurance brokers and underwriters in connection with the preparation of any such policy and proving such information and support to Customer as is commercially reasonable for the placement of on-orbit insurance for the Spacecraft. The Customer shall add the Contractor as an additional insured in respect of those payments set out in the Milestone Payment Plan which are deferred until after Launch. If, at the time of placing the QKDSat launch and on-orbit insurance, the amount of deferred payments can be finally and conclusively determined, the Customer shall add the Contractor as a loss payee in respect of that finally determined deferred payment amount (unless the Customer’s insurers refuse to accept such instructions from the Customer). Once the Launch and In-Orbit insurance have been placed by the Customer with a reputable insurer adequate in amount to replace the Spacecraft and all Deliverable Items associated therewith, the Customer shall provide the Contractor with a copy of such policy or policies or a certificate of insurance evidencing the same at least 7 days prior to Launch.

13.5 Insurance Claims

In the event of a total or partial Launch failure or a total or partial failure of the Spacecraft in Orbit, the Contractor shall cooperate with the Customer and the applicable insurance brokers and underwriters, in connection with the investigation, preparation, filing and administration of any insurance claim pertaining to such Launch or Spacecraft failure.

13.6 Assistance in Settlement of Claims

In the event the Customer files a claim under any insurance policies it may obtain for the Spacecraft, the Contractor shall provide the Customer with all reasonable assistance necessary to permit the Customer to substantiate its claim including, without limitation, providing the Customer, its insurance broker and its insurers with such documentation relating to the Spacecraft as the Customer shall reasonably request.

13.7 Waiver of Subrogation

Each Party agrees to cause its insurer(s) to waive all rights to subrogation against the other Party and against the other Party’s directors, officers, agents, affiliates, subcontractors and employees.

Clause 14 - Termination for Convenience

14.1 Termination for Convenience

14.1.1 - General Right to Terminate for Convenience – The Customer may at any time prior to Contractor’s Pre-Shipment Review (PSR), by written notice issued by Customer’s Authorised Representative, terminate this Contract in whole, or in part (except for Deliverable Items for which Delivery and Acceptance have been completed), for its convenience, whereupon Contractor shall cease Work in accordance with the terms of said notice.

14.1.2 - Specific Right to Terminate for Convenience – The Customer may by written notice issued by Customer’s Authorised Representative, terminate this Contract for its convenience if the Customer advises the Contractor that it has not been able to achieve financing (whether by means of ESA partial funding for Phases C/D/E or private investment sources or both) to enable it to complete the QKDSat Project, whereupon, unless otherwise notified by the Customer in writing, the Contractor shall cease Work in accordance with the terms of said notice.

14.2 Termination Expense

The Contractor shall promptly (but no event later than sixty (60) days after the notice of termination) submit to the Customer a detailed written statement of Contractor’s total direct expenses incurred in the performance of the terminated Work and resulting from such termination as determined in accordance with Contractor’s standard accounting practices in effect at EDC and applicable to all commercial customers, (hereinafter referred to as “Total Verified Termination Expense”). The Customer may have its own independent auditor audit the Total Verified Termination Expense. The Customer shall pay the cost of such audit unless such audit reveals that such Total Verified Termination Expense is inaccurate to any material extent in which case the Contractor shall pay the cost of such audit. Unless formally disputed by the Customer in accordance with Clause 29, the mutually accepted Total Verified Termination Expense shall be invoiced by the Contractor with a 30 working days payment term.

14.3 Termination Charges

14.3.1 Negotiation: Termination charges shall be negotiated by the Customer and the Contractor based upon the Total Verified Termination Expense.

14.3.2 Full Settlement: Payment of termination charges shall be in full settlement of any and all claims of Contractor under this Contract with respect to the terminated work.

14.3.3 Payment: Termination charges, as negotiated, less (A) amounts previously paid by Customer pursuant to this Contract and (B) amounts representing termination charges attributable to Deliverable Items, services and other rights associated therewith shall be paid Net thirty (30) days after receipt of Contractor invoice. Where amounts previously paid by the Customer pursuant to this Contract exceed the termination charges (“Payment Surplus”), the Contractor shall reimburse the Customer the Payment Surplus.

14.4 Inventory

In the event of termination under this Clause, all terminated Work generated under this Contract at the date of termination, except that retained or acquired by Contractor or Subcontractors, as approved in writing by Customer, shall become or remain the property of, and shall be assigned to the Customer. All such Work which is under the custody or control of the Contractor shall, until disposition or delivery to Customer, be stored at the Contractor’s sole risk and expense and shall be insured by the Contractor. Notwithstanding the above, the Customer may direct the Contractor to dispose of residual property on a reasonable efforts basis as a result of termination under this Clause for the purpose of receiving a price refund or an offset against a termination charge.

Clause 15 - Termination for Default

15.1 Termination

The Customer may, by written notice issued to the Contractor’s Authorised Representative, terminate this Contract, in whole or in part, if:

15.1.1 Non-Excusable Delay: When there is a Non-Excusable Delay in Delivery of the Spacecraft, for more than three hundred and sixty five (365) Days from the Delivery Date or it is clearly ascertainable that such Delivery will be delayed for more than three hundred and sixty five (365) Days; or

15.1.2 Material Breach: The Contractor fails to perform any other material provisions of this Contract and where such breach is capable of remedy the Contractor has failed to cure such breach within thirty (30) Days (or such other time period agreed in writing by the Parties) from the date of the Customer’s notice to the Contractor of such failure; or

15.1.3 Insolvency: The Contractor (i) applies for or consents to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself or substantially all of its assets; (ii) files a voluntary petition in bankruptcy, admitting, in writing, that it is unable to pay its debts as they become due; (iii) makes a general assignment for the benefit of creditors; (iv) files a petition or answer seeking reorganization or arrangement with creditors to take advantage of any bankruptcy or insolvency laws; or (v) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceedings where such action or failure to act will result in a determination or bankruptcy or insolvency; or

15.1.4 Delivery by the Termination Date: Contractor fails to deliver the Spacecraft by the Termination Date.

The Customer shall consult with ESA prior to exercising such remedies.

15.2 Improper Termination

If, after termination under the provisions of this Clause 15, it is determined for any reasons that the Contract was terminated without cause under the provisions of this Clause 15, the rights and obligations of the Parties shall be the same as if termination had been effected pursuant to Clause 14 (Termination for Convenience).

15.3 Customer Breach

The Contractor may, by written notice issued to the Customer’s Authorised Representative, terminate this Contract, in whole or in part, if:

15.3.1The Customer (a) fails to fulfill any of its material obligations and where such breach is capable of remedy the Customer has failed to cure such breach within thirty (30) Days (or such other time period agreed in writing by the Parties) from the date of Contractor’s notice to Customer of such failure or (b) fails to make any ESA Milestone Payment within ninety (90) days of the due date.

15.3.2 Insolvency: The Customer (i) applies for or consents to the appointment of a receiver, trustee, custodian, intervenor or liquidator of itself or substantially all of its assets; (ii) files a voluntary petition in bankruptcy, admitting, in writing, that it is unable to pay its debts as they become due; (iii) makes a general assignment for the benefit of creditors; (iv) files a petition or answer seeking reorganization or arrangement with creditors to take advantage of any bankruptcy or insolvency laws; or (v) files an answer admitting the material allegations of, or consents to, or defaults in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceedings where such action or failure to act will result in a determination or bankruptcy or insolvency,

15.4 Customer Option

As an alternative to termination, the Customer may elect to implement a payment holiday whereby, as soon as it is evident that there is a Non-Excusable Delay, all payments by the Customer shall be suspended until either a) the Delay has been remedied and the schedule normalized or b) the Pre-Shipment Review has been accepted. On electing this option, Customer rights and Contractor obligations are otherwise unaffected.

Clause 16 - Excusable Delays and Force Majeure

16.1 Excusable Delays

16.1.1 - Delays in Delivery resulting from Force Majeure Events affecting the Contractor shall constitute excusable delays (“Excusable Delays”) if a written claim thereof together with information sufficient to support such claim is received by the Customer as soon as reasonably practicable but in any event within one (1) week after the Contractor reasonably determines that the act or occurrence may delay Delivery. The Contractor shall provide written evidence of the period of such delay.

16.1.2 - The Contractor shall use its best efforts to minimise the effect of any Force Majeure Event delay, including mitigating the impact on the schedule and the performance of its contractual obligations, through the use of any work-around solution, including to the extent appropriate but without limitation, through the use of work-around schedules, through twenty-four (24) hour operations, through the use of alternative suppliers (to be approved by the Customer) subject to good faith negotiation of additional costs associated therewith. The Delivery requirements shall be extended by the amount of such period as is supported by the evidence.

16.2 Delay in Shipment

For the avoidance of doubt, in the event that the Spacecraft has been shipped from the Contractor’s facility to the Launch Site and subsequent to such shipment the Launch is delayed or postponed due to reasons directly attributable to the Customer or the Launch Services Agency, the Customer shall be responsible for the Contractor’s reasonable costs associated with the delay.

16.3 Force Majeure

16.3.1 - Neither Party shall be liable for any failures caused by a Force Majeure Event, provided that it makes all reasonable efforts to perform regardless of the advent of the Force Majeure Event and informs the other Party as soon as may be practicable of the occurrence of a Force Majeure Event, its impact on its ability to perform its obligations under this Contract, and the likely duration of the disruption of the relevant obligations. A Party shall not be entitled to rely on this Clause 16.3 until such time as it has informed the other Party in accordance with this Clause 16.3. The Customer shall not be liable for the payment of any payments or charges during a Force Majeure Event to the extent such payments or charges relate to Services that are not being performed by the Contractor or its Subcontractors, including lower tier entities, due to the Force Majeure Event. The occurrence of a Force Majeure Event shall not entitle either Party to any additional payment or compensation, other than as may be agreed by the Parties in Clause 16.1.2.

16.3.2 –Under the ESA Contract, a Force Majeure event affecting the Contractor under this Contract shall be considered a case of Force Majeure for the performance of the Customer’s obligations under the ESA Contract, only if the Customer can prove to ESA that the delay in the delivery of the equipment or works under this Contract due to the Force Majeure event had an unavoidable impact on the final delivery dates stipulated in the ESA Contract and the Contractor agrees to provide reasonable support to the Customer to support the Customer’s demonstration to ESA of the Contractor’s Force Majeure Event, if required.

16.3.3 - If the delay due to the Force Majeure exceeds three (3) Months, the Party unaffected by the Force Majeure Event is entitled to terminate the Contract by giving the other Party not less than two (2) months’ notice, unless the Parties agree to modify the Contract in order to take into account the effects of the Force Majeure.

Clause 17 - Permits and Licenses

17.1 Permits and Licences

17.1.1 - This Contract is subject to all applicable laws and regulations relating to the export of Spacecraft, technical data, and other Equipment and Services being furnished pursuant to, or to be utilized in connection with this Contract (hereinafter referred to as “Export Licensed Items”) and to all applicable laws and regulations of the country or countries to which such Spacecraft, technical data, and other Equipment and Services are exported or are sought to be exported.

17.1.2 - In case the implementation of the Contract is subject to any import licences and/or authorisations, the Contractor shall obtain all such import licences and/or authorisations in time for all deliverable items and shall prepare and submit the related documentation and carry out all necessary formalities to that aim.

17.1.3 - The Contractor shall use its best efforts to obtain Government approvals and licenses for export of the Export Licensed Items. The Customer acknowledges and agrees in this regard that the Contractor is relying upon full and timely cooperation from the Customer with respect to providing necessary information and in complying with all applicable Belgian and EU laws and regulations.

17.1.4 - The Contractor shall provide a bi-monthly progress report to the Customer on the status of any import and/or export licences and/or authorisations applications where all relevant actions are identified, traced and their criticality assessed.

17.1.5 - If, within a reasonable time, the Belgian Government or any foreign government fails to grant a required approval or licence to Contractor to export any Export Licensed Items or revokes or suspends such an approval or licence subsequent to its grant, or grants such a licence or approval subject to conditions, this Contract shall, nevertheless, remain in full force and effect. Such Belgian Government or foreign government action or inaction shall not otherwise modify in any way the rights and obligations of the Parties under this Contract except to relieve Contractor of any obligations which cannot be performed without such an approval or licence and to make the Contract Price and delivery schedule subject to equitable adjustment in accordance with the Changes Clause of this Contract.

Clause 18 - Compliance with Laws, Permits, and Licences

18.1 Compliance

Each Party agrees that in carrying out its respective obligations under this Contract all its actions, including those of its employees, or Parties acting on its behalf, shall be in compliance with applicable laws and regulations. The Parties shall not engage in any transaction that is illegal under the laws of the united Kingdom or Belgium or where relevant under the laws of any other country, state or jurisdiction, including, but not limited to a prohibition against making unlawful payments to officials, employees or representatives of any government or governmental department or agency or relevant regulatory authority, including customs officials for expediting customs clearances or anyone else.

18.2 Indemnity

Each Party shall indemnify the other Party, its directors, officers, shareholders, employees and agents from any and all loss, cost, liability, damage or expense (including without limitation reasonable fees and disbursements of counsel) arising out of or relating to any breach of this provision.

18.3 Anti-Bribery

18.3.1 - Each Party shall:

(a)	comply with all applicable laws, statutes, regulations relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010 (“Relevant Requirements”); and

(b)	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK.

18.3.2 - The Contractor shall maintain in place throughout the term its own policies and procedures, including but not limited to adequate procedures under the Bribery Act 2010, to ensure compliance with the Relevant Requirements and will enforce them where appropriate.

18.3.3 - Breach of this Clause 18.3 shall be deemed a material breach of this Contract.

Clause 19 - Access to Work in Progress

19.1 Work-In-Progress

19.1.1 - Subject to applicable laws and to the Contractor's security, safety, insurance and proprietary property requirements, the Customer and ESA may have reasonable access to all work, including documentation and hardware, being performed under this Contract at the Contractor's facilities. The Contractor shall also afford the Customer and ESA access to work being performed pursuant to this Contract at Subcontractors' facilities subject to the right of the Contractor to accompany the Customer and ESA on any such visit. The Customer and ESA shall also be entitled to attend all meetings and reviews of the Contractor and of the Contractor with its Major Subcontractors related to project schedule and management, engineering, design, manufacturing, integration and testing as reasonably required by the Customer and/or ESA. The Contractor shall provide the Customer and ESA such reasonable assistance as it may reasonably require in the course of such access.

19.1.2 - At any time Customer and its employees, agents, subcontractors, consultants and representatives are on the premises of the Contractor or any of its Subcontractors, pursuant to any provision of this Contract, they agree to abide by the applicable security and safety and any mandatory export regulations. As far as reasonably possible, any such inspections, monitoring or other access to premises permitted under this Contract shall be made without interference with the ongoing work of Contractor or Subcontractor.

19.1.3 - The Contractor shall (i) provide office space and facilities for the accommodation of up to a total of four (4) representatives of the Customer and ESA at the Contractor’s plants and at the environmental test facilities (if located off site), (ii) procure the permanent hosting of a representative at the facilities of Fraunhofer-IOF and (iii) (other than Fraunhofer-IOF) shall, to the best of the Contractor’s ability, ensure that such space and facilities are provided at other selected Subcontractors’ plants on a temporary basis to attend meetings or witness tests. For the avoidance of doubt, if the Contractor is unable to ensure that such space and facilities are provided at other selected Subcontractors’ plants, this shall not adversely impact the Customer’s right to have reasonable access to all work as provided in this Clause 19. The Contractor shall provide normal office furnishing and supplies and local telephone service (international telephone usage to be charged to the Customer) at the Contractor’s plants.

19.1.4 - The inspection, examination, agreement to, or approval, waiver or deviation by the Customer (except in accordance with Clause 26 (Changes) with regard to any design, drawing, specification or other documentation produced under the Contract shall not relieve the Contractor from fulfilling its contractual obligations or result in any liability being imposed on the Customer and/or ESA.

19.1.5 - The Customer and ESA shall have the right to participate in and make recommendations, but subject to specific provisions in the SOW not to control or assign actions, in all review meetings between the Contractor and its sub-contractors at the system, subsystem and critical component levels, including in test review board, manufacturing review board, failure review board and delivery review board meetings. The Parties agree to work co-operatively in resolving issues that arise at the various review board meetings and, where the Customer has an objection to a recommended resolution/implementation, the Parties agree to discuss it at a senior management level prior to implementation, but the final decision concerning implementation shall remain with the Contractor which shall provide the Customer with a written explanation for its decision, including a reasonably detailed technical justification as to the basis for such decision.

19.1.6 - The Customer and ESA will have reasonable access to any drawings, specifications, standards or process descriptions and all drawings and document indices which are available to the Contractor and relevant to the Work. The Contractor will make available to the Customer copies of such documentation where such documentation is necessary for evaluation of designs, performance considerations, assessment of test plans and test results or for any other purpose connected with the design, qualification, manufacture and testing of the Spacecraft.

19.1.7 - No approval, acceptance, waivers or deviations prior to Final Acceptance by the Customer of any action or item under the Contract shall waive any of the Customer’s contractual rights with regard to Final Acceptance of any Deliverable Item.

19.2 Access to Deliverable Items

19.2.1 - The Customer shall have the right to access and use Deliverable Items before their Delivery under this Contract provided such access or use does not materially adversely affect the Contractor’s performance of its obligations hereunder.

Clause 20 - Proprietary Information

20.1 Proprietary Information

In the event that the Contractor or the Customer discloses to the other confidential or proprietary information during the performance of this Contract, all such information shall be identified in writing by the disclosing Party and the receiving Party shall take all reasonable measures to protect the disclosure of such information to others. This obligation of confidentiality shall not apply to any information which is, or becomes, part of the public domain through no fault of the receiving Party, is required to be produced by any government, any other relevant government, or a court of competent jurisdiction or relevant stock exchange, to information which is already known to or is independently developed by the receiving Party, is disclosed with the prior consent of the other Party or after seven (7) years from the date of receipt of such information. The receiving Party agrees to use such information only in the performance of this Contract.

Both Parties agree that the Contract itself is a confidential and proprietary document and the Parties agree to refrain from unnecessary disclosure. To the extent that either Party finds it necessary to disclose the Contract (e.g. the Customer in its pursuit of financing), it shall take all reasonable measures to restrict subsequent disclosures and/or publication of the Contract by the third party recipient.

Clause 21 - Intellectual Property Rights

21.1 Background Intellectual Property Rights

21.1.1 - The Background Intellectual Property Rights owned by the Customer, Contractor or a Third Party shall remain the property of the owning party and no representation or act by a party during performance of the Contract shall indicate or be construed as providing any other right, title or interest in such Background Intellectual Property Rights other than in accordance with this Contract.

21.1.2 - The worldwide rights, title and other interest in and to all Intellectual Property in all Customer-furnished data and materials (and in any derivatives and adaptations thereof, including any modifications, enhancements, additions or changes thereto) shall vest and remain vested exclusively in the Customer. The worldwide rights, title and other interest in and to all Intellectual Property in all ESA-furnished data and materials (and in any derivatives and adaptations thereof, including any modifications, enhancements, additions or changes thereto) shall vest and remain vested exclusively in ESA.

21.1.3 - To the extent that any Contractor Background Intellectual Property Rights or third party Intellectual Property Rights are comprised in, delivered as part of or used in connection with any of the Services and/or Deliverable Items, the Contractor grants to the Customer a limited exclusive royalty-free, worldwide, perpetual, irrevocable licence to use the Contractor Background Intellectual Property Rights or third party Intellectual Property Rights as contemplated under this Contract and the right to sub-license the same to any third parties as may be required or expedient in order for the Customer to make use of the Services and Deliverable Items supplied under this Contract.

21.1.4 - To the extent that any Customer Background Intellectual Property Rights or third party Intellectual Property Rights are required by the Contractor in the delivery of the Services and/or Deliverable Items, the Customer grants to the Contractor a limited exclusive royalty-free, worldwide, perpetual, irrevocable licence to use the Customer Background Intellectual Property Rights or third party Intellectual Property Rights as contemplated under this Contract and the right to sub-license the same to any third parties as may be required or expedient in order for the Contractor to deliver the Services and Deliverable Items under this Contract.

21.2 Foreground Intellectual Property Rights

Subject to Clause 21.3 below, the worldwide rights, title and other interest in and to all Foreground IPR (including IPR in any of the Contractor’s Subcontracts) in all data and materials (and in any derivatives and adaptations thereof, including any modifications, enhancements, additions or changes thereto) shall vest and remain vested exclusively in the Customer. The Customer grants to the Contractor the right to use this data and materials for the purposes of performing its obligations under the Contract. If and to the extent that, despite having used all reasonable commercial endeavours to acquire the Foreground IPR authored, conceived, developed, reduced to practice or otherwise created during the performance of any of the Contractor’s Subcontracts, the Contractor is unable to acquire all or part of such Foreground IPR, the Contractor shall inform the Customer forthwith and shall, if requested by the Customer, provide all reasonable support in assisting the Customer to enter into a direct agreement with the relevant Subcontractor under which the Customer will secure rights to such Foreground IPR.

21.3 Contractor’s Inventions

The Contractor shall have and retain the entire right, title, and interest in and to all inventions in relation to the Integrated Satellite (including discoveries, processes, methodologies, techniques, manufacture, design or composition of matter, or any new and useful improvement thereof) whether patentable or unpatentable, conceived or developed or actually reduced to practice by it in the performance by it of this Contract with the exception of where such inventions are specifically related to the design, production or operation of the Payload (“Payload Inventions”) in which case such Payload Inventions shall form part of the Foreground IPR under Clause 21.2 above.

21.4 Right to Use Test Beds, Prototypes Etc.

The Customer shall have the right to use for purposes outside the scope of this Contract any test beds, prototypes, intermediate tools, post-processing software systems and software simulators used or developed by the Contractor in the performance of this Contract provided such use does not materially adversely affect the Contractor’s performance of its obligations hereunder.

Clause 22 - IPR Indemnity

22.1 Indemnity

22.1.1 - The Contractor agrees, to the extent materials, designs, and specifications are not furnished or expressly specified by the Customer (or ESA), to indemnify and, at its own expense, defend on behalf of the Customer and its officers, employees, directors, agents, consultants and contractors and assignees any action or suit for or based on an allegation of an infringement of Intellectual Property rights or for royalties under patents, copyright or other proprietary right, provided that the Customer promptly notifies the Contractor in writing of any such claims and of the institution of any and all suits or proceedings based thereon. The Contractor shall have the right to either settle, compromise or defend at its expense any and all suits or actions at law which may be brought against the Customer for said claims of infringement or royalties. The Customer shall permit the Contractor through its counsel to control the defence of any suit or action and shall give the Contractor, at the Contractor's expense, all necessary information as is available to the Customer, assistance, and authority to enable it to do so.

22.1.2 - Without prejudice to the Customer’s rights under the Contract, if the manufacture of any Deliverable Item or the normal intended use, lease or sale of any Deliverable Item under this Contract is enjoined as a result of an intellectual property claim as described in Clause 22.1.1 above or is otherwise prohibited, the Contractor shall (i) resolve the matter so that the injunction or prohibition no longer pertains, or (ii) procure for the Customer the right to use the infringing item or (iii) if prior to Launch, modify the infringing item so that it becomes non-infringing while remaining in compliance with this Contract in all respects.

22.1.3 - The Contractor’s obligations under this Clause shall extend for the Spacecraft Mission Life.

22.1.4 - For the avoidance of doubt, the Contractor acknowledges that an action or suit for or based on an allegation of an infringement of Intellectual Property rights or for royalties under patents, copyright or other proprietary right under this Clause 22 shall not constitute an Excusable Event.

22.1.5 - The Customer agrees, to the extent it provides any Customer Items to the Contractor to indemnify and, at its own expense, defend on behalf of the Contractor and its officers, employees, directors, agents, consultants and contractors and assignees any action or suit for or based on an allegation of an infringement of Intellectual Property rights or for royalties under patents, copyright or other proprietary right, provided that the Contractor promptly notifies the Customer in writing of any such claims and of the institution of any and all suits or proceedings based thereon. The Customer shall have the right to either settle, compromise or defend at its expense any and all suits or actions at law which may be brought against the Contractor for said claims of infringement or royalties. The Contractor shall permit the Customer through its counsel to control the defence of any suit or action and shall give the Customer, at the Customer’s expense, all necessary information as is available to the Contractor, assistance, and authority to enable it to do so.

Clause 23 - Publicity and Release of Information

23.1 Release of Information

Except for public releases required by regulatory or governmental authorities, within a reasonable time prior to the issuance by either Party of news releases, articles, brochures, advertisements, prepared speeches, and other information releases concerning the Work performed hereunder, the issuing Party shall obtain the written approval of the other Party concerning the content and timing of such releases. Neither Party’s approval will be unreasonably delayed or denied. This Clause 23 shall not apply to internal publications or releases or information which is required to be disclosed to any Customer financier or investor or any relevant stock exchange.

23.2 Publicity

23.2.1 - Neither the Contractor nor the Customer shall publicise this Contract without the other Party’s prior written consent and shall ensure that any subcontractor or affiliate is bound by similar confidentiality terms to those in this Clause. The Contractor acknowledges and agrees that the consent of ESA may also be required for any publicity which it intends to make concerning the Contract and/or the subject matter of the Contract. This Clause shall not apply to internal publications or releases or information which is required to be disclosed to any Customer investor or any relevant stock exchange.

23.2.2 - Under article 6 of the ESA Contract, the content of any permitted publicity material prepared by the Contractor related to an ESA mission or to an activity performed by the Contractor in the context of the ESA Contract, intended for publication in whatever form and through whatever medium, including the internet, shall acknowledge that the mission is an ESA mission and/or that the Contract was carried out “under a programme of and funded by the European Space Agency” and shall display in an appropriate and visible way ESA’s logo. All permitted publications, related to the work carried out under an ESA Contract shall also carry a disclaimer with the following wording or wording to the same effect: “The view expressed herein can in no way be taken to reflect the official opinion of the European Space Agency.”.

Clause 24 - Assignment

24.1 Assignment

24.1.1 - All terms, covenants and conditions of this Contract shall inure to the benefit of and be binding upon the Customer’s or the Contractor’s successors and assigns to the same extent as said terms, covenants and conditions inure to the benefit of and are binding to the Customer or the Contractor (as appropriate).

24.1.2 - Neither this Contract nor any of the rights, duties and obligations of Contract under this Contract may be assigned or delegated in whole or in part to any third Party without the prior written consent of the other Party. Such consent shall not be unreasonably withheld or delayed. Any attempted assignment or delegation, without such consent by each Party, shall be void and without effect. Notwithstanding the foregoing and subject to the provision of five (5) days’ prior written notice to the Contractor, the Customer may assign this contract as security and otherwise grant security interests in its rights hereunder (including its rights with respect to the Deliverable Items) to lenders that provide financing to the Customer and the Contractor agrees to consent to such assignment in a form reasonably requested by the Customer and any lenders providing financing to the Customer.

24.2 Survival

No assignment of this Contract shall result in any change in the obligations of Contractor hereunder. In the event that either Party is sold or merged into another entity, its responsibilities under this Contract shall not be altered and the successor organisation shall be liable for performance of such Party’s obligations under this Contract.

Clause 25 - Applicable Law

25.1 Applicable Law

This Contract and any dispute or claim arising out of or in connection with it (whether such disputes are contractual or non-contractual in nature, such as claims in tort, for breach of statute or regulation, or otherwise) shall be governed by and construed in accordance with English law.

Clause 26 - Changes

26.1 Changes

Either the Customer or the Contractor may propose changes to the work in the general scope of this Contract and no such changes shall be made unless the Customer and the Contractor have agreed in writing to the change and to any resulting adjustment in the Contract Price, delivery schedule and other Clauses. Failing such agreement, the Contractor and the Customer shall continue to abide by the terms of this Contract.

26.2 Contract Change Notice

Any changes requested during the performance of this Contract which will add or delete Work, affect the design of the Spacecraft before its delivery, change the method of shipment or packing, or place or time of Delivery, or will affect any other requirement of this Contract, whether proposed by Contractor or Customer, shall be reflected by Contractor in writing as a contract change notice in accordance with the Statement of Work (“Contract “Change Notice”) issued at least thirty (30) days prior to the proposed date of the change. If the Customer requests a change, Contractor shall submit the Contract Change Notice within ten (10) Business Days of the Customer’s request.

26.3 Acceptance of Change

Customer shall notify Contractor within thirty (30) Business Days after receipt of a Contract Change Notice whether or not it agrees with and accepts such change. If Customer agrees with and accepts change in writing, Contractor shall proceed with the performance of the Contract as changed and an amendment to the Contract reflecting such change, and price adjustment, if any, shall be issued. If Customer does not agree to implement the change, and the Parties are unable to reach any other agreement regarding such change, Contractor shall proceed with the performance of the Contract.

26.4 Non-Refusal

Contractor may not refuse any change that may be requested by Customer during the performance of this Contract as long as the Customer-requested change is within the general scope of this Contract, complies with Clause 18 (Compliance with Laws, Permits and Licences) and is technically feasible.

26.5 Price of Changes

All pricing determinations for changes shall be made by documented analysis of the particulars of the costs borne by Contractor, according to Contractor’s standard accounting practices and applicable to all commercial customers. In addition, if certain supplies or materials already acquired for the Work are made obsolete or excess as a result of a change, Customer shall have the right to prescribe the manner of disposition of such supplies or materials. Any price adjustment shall, if disputed by Customer, be verified by Contractor by demonstrating that pricing determinations for changes have been made according to Contractor’s standard accounting practices and applicable to all commercial customers.

26.6 Compressed Time Period and Exceptional Circumstances

26.6.1 - The time periods specified in this Clause and in the Statement of Work for proposing and approving changes may be shortened as necessary by mutual agreement to accommodate exigent circumstances.

26.6.2 - In exceptional circumstances which are justified by programmatic constraints and urgency, ESA has reserved the right clause 13.5 of the GCC, to instruct the Customer to implement a change in accordance with the requirements of that clause, which are incorporated by reference mutatis mutandis herein. If and to the extent that ESA exercises its rights under clause 13.5 of the GCC, the Contractor shall provide all reasonable assistance to ArQit to enable it to comply with its obligations thereunder.

26.7 Changes to Meet Specifications

For the avoidance of doubt, in no event shall Customer be required to pay for any change, accept any deviation in performances or specification, or allow any delay to the extent that such change, deviation or delay is required to enable Contractor to remedy any defects, including those defects relevant to the Spacecraft which may become apparent through the testing or operation of other Spacecraft, all such Work to be performed by Contractor at its sole cost and expense. In addition, the further definition of any specifications or requirements provided under this Contract shall not be considered “changes” for purpose of this Clause.

Clause 27 - Notices & Authorised Representatives

27.1 Notices

All notices required or permitted to be given pursuant to the terms of this Contract shall be in writing and shall be submitted to the following designees:

If to the Contractor:

To:	[***]

If to the Customer:

To:	[***]

A notice under this Contract is sufficient in all respects and deemed given if sent as described below:

27.1.1       if sent by overnight courier, (prepaid) on the date of written receipt; or

27.1.2       if sent by electronic mail/telecopy/fax, on successful completion of its transmission.

27.2 Authorised Representatives

For purposes of binding each Party under provisions of this Contract, the Authorised Representatives of Customer shall be David Bestwick, CEO (program and technical matters) and David Williams, Executive Chairman (contractual matters) and the Authorised Representatives of the Contractor shall be Frank Preud’homme (program and technical matters) and Jo Bermyn (contractual matters) each of whom shall have the authority to bind the Party they represent. Each Party may change or add to its list of Authorised Representatives by giving notice to the other Party signed by the notifying Party’s then-current Authorised Representative or officer of the company.

Clause 28 – Key Personnel

28.1 Personnel

28.1.1 - The Contractor will assign the best qualified and experienced personnel to the program contemplated under the Contract. The Customer shall be entitled to interview the Key Personnel and the Contractor shall ensure that the Key personnel selected by the Customer are assigned to the construction of the Spacecraft. A list of key personnel is set out in the Annex H, Key Personnel.

The Contractor shall ensure that the Key Personnel shall remain in the Positions identified above (subject only to relevant employment laws). Without limiting the foregoing, the Contractor shall not redeploy the Key Personnel to any other project without the prior written consent of the Customer (unless that Key Personnel leaves the employment of the Contractor). A Key Personnel may be promoted or hired to another position within the Contractor provided that the Contractor provides at least three months’ notice of such change. The Customer shall not unreasonably withhold its consent to such change provided that the Contractor shall ensure that replacement is no less qualified or experienced than the departing Key Personnel.

28.2 Replacement of Key Personnel

In the event that one or more of the above-named personnel are no longer available for the performance of the Contract, the Contractor agrees to replace such personnel, after consultation and agreement with the Customer, with personnel of no less than a comparable level of experience, qualifications and ability.

Clause 29 - Disputes and Arbitration

29.1 Disputes

29.1.1 - If during the course of the Work in progress, any dispute or disagreement arises between the Parties in connection with the interpretation of any provision of this Contract, or the compliance or non-compliance therewith, or the validity of enforceability thereof, or any other dispute under any Clause hereof the disputing Party shall give written notice of its objections and the reasons therefore and may recommend corrective action by the other Party. The Contractor’s Program Manager shall consult with the Customer’s Program Manager in an effort to reach an agreement to overcome the objections. In the event that an agreement to the mutual satisfaction of the Contractor’s Program Manager and the Customer’s Program Manager cannot be reached within twenty (20) Business Days, the dispute or disagreement shall be referred to the Chief Executive Officer (or delegated officer at Senior Vice President level or above) of the Customer and M.D. Space (or delegated officer at Senior Vice President level or above) of the Contractor for resolution.

29.1.2 - In the event that an agreement to the mutual satisfaction of the Parties cannot be reached by the Chief Executive Officer (or delegated officer at Senior Vice President level or above) of each of the Contractor and the Customer within thirty (30) Business Days in accordance with Clause 29.1.1 above (or such longer period as may be mutually agreed upon), such dispute or disagreement shall be settled in accordance with Clause 29.1.3 below.

29.1.3 - In the event that any dispute remains unresolved after the procedure in Clause 29.1.2 is exhausted then any and all disputes shall be settled by final and binding arbitration administered in accordance with the provisions of this Clause 29.1.3: (a) the arbitration shall be governed by the provisions of the Arbitration Act 1996 and the London Court of International Arbitration ("LCIA") procedural rules shall be applied and are deemed to be incorporated into this Agreement (save that in the event of any conflict between those rules and this Agreement, this Agreement shall prevail); (b) the decision of the arbitrator shall be binding on the parties (in the absence of any material failure by the arbitrator to comply with the LCIA procedural rules); and (c) the tribunal shall consist of three arbitrators to be agreed by the parties and in the event that the parties fail to agree the appointment of the arbitrators within ten (10) Working Days or, if the person(s) appointed is unable or unwilling to act, as appointed by the LCIA; and (d) the arbitration proceedings shall take place in London.

Clause 30 – Options

30.1 Additional Equipment

In the event that Customer should require the Contractor to furnish additional equipment and/or services in accordance with the following option provisions (“Options”), the Contractor agrees to accept an order from Customer, subject to mutually agreed to terms and conditions, including but not limited to price, delivery schedule and payment terms, to furnish such additional equipment and/services.

30.2 Storage, Storage Insurance and Post Storage Testing

The Contractor shall provide the following Option services at the prices indicated below:

(a)	To prepare the Spacecraft for storage, Customer shall be required to pay to the Contractor a price of €[***]. This price includes spacecraft and storage facility preparation, including on/off-loading, the use of suitable storage/shipping containers and round trip transportation for the Spacecraft container (back haul from storage facility, and shipment to facility for removal).

(b)	Storage facilities shall be selected by the Contractor. The price per month, including monthly storage rental and security fees, and the necessary monitoring during the storage period commencing upon delivery of the Spacecraft to storage is €[***].

(c)	Storage insurance for the Spacecraft at the facility described in item (b) above at the price for the insured value of the Spacecraft is €[***].

(d)	Post-storage testing of each Spacecraft after removal from storage shall be provided at the price of €[***].

(e)	For the avoidance of doubt, short term storage for up to six (6) months shall be deducted from the risk management reserve, and the fees set out above shall not apply.

30.3 Procurement of Additional QKDSat Satellites

Customer may, at its option in writing, procure up to ten (10) additional QKDSat satellites. Such satellites shall be identical or substantially similar to the QKDSat Satellite. If Customer exercises this Option, the firm fixed price of such identical or substantially similar satellite to Customer shall be no higher than the Total of the Firm Fixed Prices in this Contract and the Commercial Agreement, excluding all non-recurring engineering charges but including any escalation and cost savings from volume production and procurements. The Customer may at its option appoint alternative Suppliers for the Payload, for integration into the Platform by the Contractor. Where the Payload is separately procured by the Customer its price shall be excluded from the Option price

[***].

This shall not apply to future satellites purchased by ArQit for end customers who have mandated geographic development and build restrictions that exclude QinetiQ from supply.

Notwithstanding the foregoing provisions of this Clause 30, the Parties shall discuss and agree in good faith at the time whether reductions in the scope of all or some of the options above are appropriate in which case the Parties shall agree commensurate reductions in the prices quoted above.

Clause 31 - Representations

31.1 Representations

31.1 1 - Each Party hereto represents and warrants as to itself that it is a corporation duly and validly organized and existing in good standing under the laws of the country of its incorporation, that it has full corporate power and authority to enter into this Contract and to consummate the transactions contemplated hereby, that the transactions contemplated hereby have been duly Authorised by all necessary corporate action, and that this Contract constitutes the legal, valid, and binding obligation of such Party.

31.1.2 - Furthermore, each Party represents and warrants as to itself that neither the execution and delivery of this Contract, nor the performance of the Parties' respective obligations hereunder will; (a) violate any provisions of the certificate of incorporation or bylaws or other governing instrument, or the certificate of incorporation or bylaws or other governing instrument of its parent corporation(s), subsidiaries or affiliates or (b) violate, be in conflict with, or constitute a default under any agreement or commitment to which the Party, its parent corporation(s), subsidiaries or affiliates is a Party or (c) violate any statute or law or judgment or decree, order, regulation or rule of any court or other governmental body applicable to the Party, its parent corporation(s), subsidiaries or affiliates.

Clause 32 - Implied Warranty Disclaimer and Limitation of Liability

32.1 Limitation of Liability

32.1.1 - Except as expressly provided in this Contract, in no event shall either party be liable whether in contract, tort or otherwise for indirect, special, punitive, exemplary, incidental or consequential damages or for lost revenue or profits even if advised of the possibility of such damages or losses.

32.1.2 - Notwithstanding any other language of this Contract to the contrary but subject to Clause 4.4, each Party’s total aggregate liability under this Contract, whether in contract or tort, shall not exceed an amount equal to the Contract Price of the applicable Phase.

32.1.3 - Nothing in this Contract shall operate to exclude or limit either Party’s liability for its fraud or the fraud of any of its employees or agents with respect to the Contract nor any other liability that cannot be excluded or restricted under Applicable Law.

Clause 33 - Miscellaneous

33.1 Customer Relationship to Contractor

None of the provisions of this Contract, including those of any of its Annexes, shall be construed to mean that either Party is appointed as or is in any way Authorised to act as an agent, employee, partner or joint venture of or with the other Party.

33.2 Invalidity

The invalidity, in whole or in part, of any Clause herein shall not affect the validity or enforceability of any other Clause herein.

33.3 Severability

If any provisions of this Contract are declared or found to be illegal, unenforceable or void, the Parties shall negotiate in good faith to agree upon a substitute provision that is legal and enforceable and as nearly as possible consistent with the intentions underlying the original provision. If the remainder of this Contract is not materially affected by such declaration or finding and is capable of substantial performance, then the remainder shall be enforced to the extent permitted by law.

33.4 Cumulative Rights/Waivers

All rights and remedies conferred hereunder or otherwise shall be cumulative and may be exercised singly or concurrently. No delay or omission by either Party to exercise any right or power shall impair such right or power or be construed to be a waiver thereof. A waiver by any Party of any of the covenants, conditions or contracts to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenants, conditions or contracts herein contained. No change, waiver or discharge hereof shall be valid unless in writing and signed by the Authorised Representative of the Party against which change, waiver or discharge is sought to be enforced.

33.5 No Waiver of Rights

The failure by any Party to enforce at any time any of the provisions hereof shall not be construed thereafter to be a waiver by such Party of any provision.

33.6 Non-Solicitation

Each Party acknowledges and agrees that it will not during the continuance of this Contract and continuing until two (2) years after completion of the Work being performed pursuant to this Contract hereunder, directly or indirectly, solicit the employment of, employ or otherwise retain the services of any of the other Party’s employees assigned to a substantial role in the performance of this Contract without first obtaining such Party’s written approval. This Clause 33.6 shall not apply where an employee of a Party seeks employment with the Party in response to an advertisement placed into the public domain for that position provided that the other Party has not solicited, directly or indirectly, the application from that employee for that position.

33.7 Construction

This Contract and its exhibits and schedules hereto, have been jointly negotiated by the Parties and in the event of any ambiguity in the language hereof, there shall be no inference drawn in favor of or against either Party.

33.8 Survival

The following Clauses shall survive the completion, expiration, or termination of this Contract: Clause 3 (Price); Clause 11 (Indemnification); Clause 12 (Interparty Waiver of Liability for Launch Services); Clause 17 (Permits and Licenses); Clause 22 (IPR Indemnity): Clause 25.1 (Applicable Law); Clause 29 (Disputes and Arbitration); Clause 32 (Implied Warranty Disclaimer and Limitation of Liability).

33.9 Amendments, Modifications and Supplements

This Contract may be amended, modified or supplemented only by an instrument in writing signed by an Authorised representative of each Party. The Parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents and take such other action as may be required effectively to carry out the transactions contemplated hereby.

33.10 Counterparts: Execution and Agreement

This Contract may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that electronic signature of this Contract by each Party shall be considered as valid as an original signature of such Party and shall be effective to bind such Party to the Contract.

33.11 Entire Agreement

With the exception of the Commercial Agreement, this Contract including the Annexes constitutes the entire agreement between the Parties and merges and supersedes all previous agreements oral or written, express or implied, communications and representations.

33.15 Obligation to Mitigate and Act Reasonably

Wherever the Contract provides for a decision to be made by either Party (including, without limitation, any consent, instruction, notice, opinion or direction) or for information to be provided by one Party to the other, both Parties undertake that such decisions shall not be unreasonably made, withheld or delayed and that such information requested shall only be that reasonably necessary for the purpose for which it is requested. Both Parties agree that when making any claim against the other they will use all reasonable endeavours to mitigate the losses or damage arising from the same.

33.16 Third Party Rights

A person who is not a Party to this Contract may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 (provided that the Customer may for and on behalf of ESA enforce any and all rights afforded to ESA under this Contract).

Each Party acknowledges that it has read, understands and agrees to be bound by the provisions of this Contract.

This Contract shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the Parties to this Contract have caused this Contract to be executed as of the date and year set forth above.

ARQIT LIMITED		QINETIQ SPACE NV

BY:	/s/ David Williams	BY:	/s/ Jo Bermyn

NAME:		NAME:
David Williams		Jo Bermyn

TITLE:		TITLE:
Executive Chairman		Director Finance and Administration

DATE: 31/01/2020		DATE: 28/01/2020

ANNEX A: PRICE AND PAYMENT SCHEDULE

Summary Milestone and Payment Schedule for Phase 1

Milestone (MS) Description	Schedule Date	Payments from ArQit to Qinetiq (in Euro)%
MS1: System SSR	Oct 2019	€409,525	40
MS2: System PDR	Jan 2020	€204,762	20
MS3: Segments PDR	Mar 2020	€409,525	40
PHASE 1 RISK RESERVE		€219,500
TOTAL PHASE 1 PRICE		€1,243,312

Advance Payment and other Financial Conditions for Phase 1:

Advance Payment (in Euro)%		Offset against	Offset by Euro	Condition for release of the Advance Payment
€255,953	25	MS3	€255,953	Kick Off

Phase 2 Delivery Schedule

Milestone (MS) Description	Schedule Date	Payments from ArQit to Qinetiq (in Euro)%
To be defined by CCN at time of Phase 2 Price Conversion Proposal

The Contractor shall submit complete invoices (including instructions for billing taxes and duties, where applicable) and shall provide a Milestone Completion Certificate with the invoices in support of the claims.

ESA Funded Milestone Payments will be made by the Customer in Euros to the account specified by the Contractor. Such information shall clearly indicate the IBAN and BIC/SWIFT.

If and to the extent an advance payment is made, it shall constitute a debt of the Contractor until it has been set-off against subsequent milestone(s).

Under article 3.2.1 of the ESA Contract, in the event that the achievement of a milestone is delayed but the milestone is partially met, ESA has reserved the right, as an exception, to agree to make a payment against an approved confirmation of the partially achieved milestone, not exceeding the value of the work performed at the date of payment. There is however no guarantee that ESA will exercise this right in favour of the Contractor.

When releasing an ESA Funded Milestone Payment for a given milestone, if applicable, the payment shall be made after due deduction of the corresponding off-set of the advance payment(s) (if any).

In case of partial payment, the Customer shall be entitled to deduct from the corresponding invoice(s) relative to the same milestone any outstanding amount of the advance payment(s) still to be off-set.

Any special charges related to the execution of payments will be borne by the Contractor.

If applicable, invoices shall separately show all due taxes or duties.

The Customer may genuinely dispute an invoice provided that it pays the undisputed amount. In the event that any undisputed Charges are not paid by the Customer by the due date, the Contractor may:

(i) charge the Customer interest at the annual rate of four (4)% over the base rate of the Bank of England from time to time in force; and/or

(ii) where the Customer has failed to remedy its lack of payment within fifteen (15) days following receipt of written notice from the Contractor, suspend activities in relation to the Services and/or Deliverable Items to which the payment relates until payment has been made.

ESA Contract Procedure for Payments to the Customer

Articles 3.2.1 and 3.2.2 of the ESA Contract set out the procedure under which ESA will make ESA Funded Milestone Payments to ArQit. Wherever relevant, the Contractor will comply mutatis mutandis with this procedure in order to enable ESA Funded Milestone Payments to be made without delay.

ANNEX B - QKDSAT SPACE SEGMENT STATEMENT OF WORK

Not attached hereto but known to both parties

ANNEX C - QKDSAT SPACE SEGMENT REQUIREMENTS

Not attached hereto but known to both parties

ANNEX D – QKDSAT SPACE SEGMENT PA REQUIREMENTS

Not attached hereto but known to both parties

ANNEX E – KEY PERSONNEL

ANNEX F – ESA CONTRACT AND GENERAL CLAUSES AND CONDITIONS
FOR ESA CONTRACTS

Not attached hereto but known to both parties